EXHIBIT 99.4

PART II

Item 8.	Financial Statements and Supplementary Data
Note: The information contained in this Item has been updated for the segment reporting changes and retrospective application of a new accounting standard as further detailed in the Current Report on Form 8-K filed herewith. This Item has not been updated for any other changes since the filing of the 2015 Annual Report on Form 10-K (“2015 Form 10-K”). For significant developments since the filing of the 2015 Form 10-K, refer to our filings with the Securities and Exchange Commission.
Nuance Communications, Inc. Consolidated Financial Statements

NUANCE COMMUNICATIONS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Nuance Communications, Inc.
Burlington, Massachusetts

We have audited the accompanying consolidated balance sheets of Nuance Communications, Inc. as of September 30, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the three years in the period ended September 30, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nuance Communications, Inc. at September 30, 2015 and 2014, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2015, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 2 and 18 to the consolidated financial statements, the Company has elected to change its method to present deferred tax assets and deferred tax liabilities, and any related valuation allowances, as noncurrent on our consolidated balance sheet as of September 30, 2015 and 2014 due to the adoption of Accounting Standards Update ("ASU") No. 2015-17, "Balance Sheet Classification of Deferred Taxes."

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Nuance Communications, Inc.’s internal control over financial reporting as of September 30, 2015, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated November 18, 2015 expressed an unqualified opinion thereon.

/s/ BDO USA, LLP
BDO USA, LLP

Boston, Massachusetts
November 18, 2015
(except for the consolidated balance sheets, Note 2, Note 4, Note 18, and Note 19, as to which the date is May 10, 2016)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Nuance Communications, Inc.
Burlington, Massachusetts

We have audited Nuance Communications, Inc.’s internal control over financial reporting as of September 30, 2015, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Nuance Communications, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Item 9A, Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, Nuance Communications, Inc. maintained, in all material respects, effective internal control over financial reporting as of September 30, 2015, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Nuance Communications, Inc. as of September 30, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the three years in the period ended September 30, 2015 and our report dated November 18, 2015 (except for the consolidated balance sheets, Note 2, Note 4, Note 18, and Note 19, as to which the date is May 10, 2016) expressed an unqualified opinion thereon.

/s/ BDO USA, LLP
BDO USA, LLP

Boston, Massachusetts
November 18, 2015

NUANCE COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended September 30,
	2015	2014	2013
	(In thousands, except per share amounts)
Revenues:
Product and licensing	$696,290	$710,988	$753,665
Professional services and hosting	919,479	910,916	832,428
Maintenance and support	315,367	301,547	269,186
Total revenues	1,931,136	1,923,451	1,855,279
Cost of revenues:
Product and licensing	91,839	97,550	99,381
Professional services and hosting	619,880	633,248	550,881
Maintenance and support	54,514	52,553	52,705
Amortization of intangible assets	63,646	60,989	63,583
Total cost of revenues	829,879	844,340	766,550
Gross profit	1,101,257	1,079,111	1,088,729
Operating expenses:
Research and development	310,332	338,543	289,209
Sales and marketing	410,882	424,544	419,691
General and administrative	182,456	184,663	180,019
Amortization of intangible assets	104,630	109,063	105,258
Acquisition-related costs, net	14,379	24,218	29,685
Restructuring and other charges, net	23,669	19,443	16,385
Total operating expenses	1,046,348	1,100,474	1,040,247
Income (loss) from operations	54,909	(21,363)	48,482
Other income (expense):
Interest income	2,635	2,345	1,615
Interest expense	(118,564)	(132,675)	(137,767)
Other expense, net	(19,452)	(3,327)	(9,010)
Loss before income taxes	(80,472)	(155,020)	(96,680)
Provision (benefit) for income taxes	34,538	(4,677)	18,558
Net loss	$(115,010)	$(150,343)	$(115,238)
Net loss per share:
Basic	$(0.36)	$(0.47)	$(0.37)
Diluted	$(0.36)	$(0.47)	$(0.37)
Weighted average common shares outstanding:
Basic	317,028	316,936	313,587
Diluted	317,028	316,936	313,587

See accompanying notes.

NUANCE COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Year Ended September 30,
	2015	2014	2013
	(In thousands)
Net loss	$(115,010)	$(150,343)	$(115,238)
Other comprehensive (loss) income:
Foreign currency translation adjustment	(89,844)	(27,639)	11,244
Pension adjustments	(3,041)	(3,189)	2,599
Unrealized loss on marketable securities	(45)	—	—
Total other comprehensive (loss) income, net	(92,930)	(30,828)	13,843
Comprehensive loss	$(207,940)	$(181,171)	$(101,395)

See accompanying notes.

NUANCE COMMUNICATIONS, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2015	September 30, 2014
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$479,449	$547,230
Marketable securities	57,237	40,974
Accounts receivable, less allowances for doubtful accounts of $9,184 and $11,491	373,162	428,266
Prepaid expenses and other current assets	76,777	92,040
Total current assets	986,625	1,108,510
Marketable securities	32,099	—
Land, building and equipment, net	186,007	191,411
Goodwill	3,378,334	3,410,893
Intangible assets, net	796,285	915,483
Other assets	148,301	130,879
Total assets	$5,527,651	$5,757,176
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,834	$4,834
Contingent and deferred acquisition payments	15,651	35,911
Accounts payable	56,581	61,760
Accrued expenses and other current liabilities	224,609	241,279
Deferred revenue	324,709	298,225
Total current liabilities	626,384	642,009
Long-term portion of debt	2,118,821	2,127,392
Deferred revenue, net of current portion	343,452	249,879
Deferred tax liabilities	104,782	93,127
Other liabilities	68,960	62,777
Total liabilities	3,262,399	3,175,184
Commitments and contingencies (Note 16)
Stockholders’ equity:
Common stock, $0.001 par value; 560,000 shares authorized; 313,531 and 324,621 shares issued and 309,781 and 320,870 shares outstanding, respectively	314	325
Additional paid-in capital	3,149,060	3,153,033
Treasury stock, at cost (3,751 shares)	(16,788)	(16,788)
Accumulated other comprehensive loss	(116,945)	(24,015)
Accumulated deficit	(750,389)	(530,563)
Total stockholders’ equity	2,265,252	2,581,992
Total liabilities and stockholders’ equity	$5,527,651	$5,757,176
See accompanying notes.

NUANCE COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

								Accumulated
	Preferred Stock		Common Stock		Additional Paid-In Capital	Treasury Stock		Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount	Shares	Amount		Shares	Amount
	(In thousands)
Balance at September 30, 2012	3,562	$4,631	315,821	$316	$2,908,302	3,751	$(16,788)	$(7,030)	$(161,155)	$2,728,276
Issuance of common stock under employee stock plans			11,261	11	30,205					30,216
Cancellation of restricted stock, and repurchase of common stock at cost for employee tax withholding			(2,854)	(3)	(59,688)					(59,691)
Stock-based compensation					179,442					179,442
Repurchase and retirement of common stock			(9,805)	(10)	(91,367)				(93,011)	(184,388)
Conversion of preferred stock	(3,562)	(4,631)	3,562	4	4,627					—
Issuance of common stock in connection with acquisitions and collaboration agreements			1,146	1	22,461					22,462
Reclassification from temporary equity					18,430					18,430
Other, net			234	—	4,662					4,662
Net loss									(115,238)	(115,238)
Other comprehensive income								13,843		13,843
Balance at September 30, 2013	—	—	319,365	319	3,017,074	3,751	(16,788)	6,813	(369,404)	2,638,014
Issuance of common stock under employee stock plans			9,339	9	22,643					22,652
Cancellation of restricted stock, and repurchase of common stock at cost for employee tax withholding			(2,678)	(1)	(40,993)					(40,994)
Stock-based compensation					166,224					166,224
Repurchase and retirement of common stock			(1,639)	(2)	(15,665)				(10,816)	(26,483)
Issuance of common stock in connection with acquisitions and collaboration agreements			234	—	3,750					3,750
Net loss									(150,343)	(150,343)
Other comprehensive income								(30,828)		(30,828)
Balance at September 30, 2014	—	—	324,621	325	3,153,033	3,751	(16,788)	(24,015)	(530,563)	2,581,992
Issuance of common stock under employee stock plans			12,322	12	25,764					25,776
Cancellation of restricted stock, and repurchase of common stock at cost for employee tax withholding			(3,917)	(4)	(59,904)					(59,908)
Stock-based compensation					175,714					175,714
Repurchase and retirement of common stock			(19,783)	(19)	(194,374)				(104,816)	(299,209)
Issuance of common stock in connection with acquisitions			288	—	4,469					4,469
Equity portion of convertible debt issuance/retirement, net of tax effect					44,358					44,358
Net loss									(115,010)	(115,010)
Other comprehensive loss								(92,930)		(92,930)
Balance at September 30, 2015	—	$—	313,531	$314	$3,149,060	3,751	$(16,788)	$(116,945)	$(750,389)	$2,265,252
See accompanying notes.

NUANCE COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended September 30,
	2015	2014	2013
	(In thousands)
Cash flows from operating activities
Net loss	$(115,010)	$(150,343)	$(115,238)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	230,645	221,776	208,659
Stock-based compensation	176,776	192,964	159,325
Non-cash interest expense	29,378	36,719	40,019
Deferred tax provision (benefit)	16,690	(22,172)	(2,472)
Loss on extinguishment of debt	17,714	—	—
Other	9,843	(7,726)	(5,747)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	41,657	(39,502)	25,165
Prepaid expenses and other assets	(3,931)	(396)	10,988
Accounts payable	(3,218)	(28,617)	(26,843)
Accrued expenses and other liabilities	(48,118)	13,617	16,506
Deferred revenue	135,151	141,827	84,648
Net cash provided by operating activities	487,577	358,147	395,010
Cash flows from investing activities
Capital expenditures	(58,039)	(60,287)	(55,588)
Payments for business and technology acquisitions, net of cash acquired	(83,278)	(253,000)	(607,653)
Purchases of marketable securities and other investments	(148,697)	(62,639)	(39,435)
Proceeds from sales and maturities of marketable securities and other investments	83,867	64,975	8,768
Net cash used in investing activities	(206,147)	(310,951)	(693,908)
Cash flows from financing activities
Payments of debt	(261,051)	(255,038)	(425,634)
Proceeds from long-term debt, net of issuance costs	253,224	—	625,155
Payments for repurchase of common stock	(298,279)	(26,483)	(184,388)
Payments on other long-term liabilities	(3,003)	(2,890)	(1,688)
Payments for settlement of share-based derivatives, net	(340)	(5,286)	(3,801)
Proceeds from issuance of common stock from employee stock plans	25,776	22,652	30,216
Cash used to net share settle employee equity awards	(57,560)	(40,121)	(60,517)
Net cash used in financing activities	(341,233)	(307,166)	(20,657)
Effects of exchange rate changes on cash and cash equivalents	(7,978)	(918)	(2,088)
Net decrease in cash and cash equivalents	(67,781)	(260,888)	(321,643)
Cash and cash equivalents at beginning of year	547,230	808,118	1,129,761
Cash and cash equivalents at end of year	$479,449	$547,230	$808,118

See accompanying notes.

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Presentation
Nuance Communications, Inc. (“we,” “Nuance,” or “the Company”) is a leading provider of voice recognition solutions and natural language understanding technologies. We work with companies around the world, from banks and hospitals to airlines, carriers, and car manufacturers, who use our solutions and technologies to create better experiences for their customers and their users by enhancing the users' experience, increasing productivity and customer satisfaction. We offer our customers high accuracy in automated speech recognition, capabilities for natural language understanding, dialog and information management, biometric speaker authentication, text-to-speech, optical character recognition capabilities, and domain knowledge, along with professional services and implementation support. Using advanced analytics and algorithms, our technologies create personalized experiences and transform the way people interact with information and the technology around them. We market and sell our solutions and technologies around the world directly through a dedicated sales force, through our e-commerce website and also through a global network of resellers, including system integrators, independent software vendors, value-added resellers, distributors, hardware vendors, and telecommunications carriers.
We operate in four reportable segments: Healthcare, Mobile, Enterprise, and Imaging. See Note 19 for a description of each of these segments. We have completed several business acquisitions during the three years ended September 30, 2015, including Tweddle Technology Solutions Segment ("TGT") on May 31, 2013, J.A. Thomas and Associates, Inc. ("JA Thomas") on October 1, 2012, and numerous immaterial acquisitions. The results of operations from these acquired businesses have been included in our consolidated financial statements from their respective acquisition dates. See Note 3 for additional disclosure related to these acquisitions.
We have evaluated subsequent events from September 30, 2015 through the date of the issuance of these consolidated financial statements and have determined that no material subsequent events have occurred that would affect the information presented in these consolidated financial statements.

2.	Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, we evaluate our estimates, assumptions and judgments. The most important of these relate to revenue recognition; the allowances for doubtful accounts and sales returns; accounting for deferred costs; accounting for internally developed software; the valuation of goodwill and intangible assets; accounting for business combinations, including contingent consideration; accounting for stock-based compensation; accounting for derivative instruments; accounting for income taxes and related valuation allowances; and loss contingencies. We base our estimates on historical experience, market participant fair value considerations, projected future cash flows, and various other factors that are believed to be reasonable under the circumstances. Actual amounts could differ significantly from these estimates.
Basis of Consolidation
The consolidated financial statements include our accounts and those of our wholly-owned domestic and foreign subsidiaries. Intercompany transactions and balances have been eliminated.

Recasting of Prior Period Financial Information
In October 2015, we reorganized the organizational management and oversight of our Dragon Consumer ("DNS") business, which was previously reported within our Mobile segment and has now been moved into our Healthcare segment, as well as the early adoption, and retrospective application of Accounting Standards Update ("ASU") No. 2015-17, "Balance Sheet Classification of Deferred Taxes." Accordingly, prior period financial information has been recast to conform to the current period presentation. These changes impacted the consolidated balance sheets, Note 2 – Summary of Significant Accounting Policies, Note 4 – Goodwill and Intangible Assets, Note 18 – Income Taxes and Note 19 – Segment and Geographic Information and Significant Customers, with no impact on consolidated net income or cash flows in any period.

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue Recognition
We derive revenue from the following sources: (1) software license agreements, including royalty and other usage-based arrangements, (2) professional services, (3) hosting services and (4) post-contract customer support ("PCS"). Our hosting services are generally provided through on-demand, usage-based or per transaction fee arrangements. Generally, we recognize revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable and (iv) collectibility is probable. Our revenue recognition policies for these revenue streams are discussed below.

The sale and/or license of software solutions and technology is deemed to have occurred when a customer either has taken possession of or has access to take immediate possession of the software or technology. In select situations, we sell or license intellectual property in conjunction with, or in place of, embedding our intellectual property in software. We also have non-software arrangements including hosting services where the customer does not take possession of the software at the outset of the arrangement either because they have no contractual right to do so or because significant penalties preclude them from doing so.

Revenue from royalties on sales of our software products by original equipment manufacturers (“OEMs”), where no services are included, is recognized in the quarter earned so long as we have been notified by the OEM that such royalties are due, and provided that all other revenue recognition criteria are met.

Software arrangements generally include PCS, which includes telephone support and the right to receive unspecified upgrades/enhancements on a when-and-if-available basis, typically for one to five years. Revenue from PCS is generally recognized ratably on a straight-line basis over the term that the maintenance service is provided. When PCS renews automatically, we provide a reserve based on historical experience for contracts expected to be canceled for non-payment. All known and estimated cancellations are recorded as a reduction to revenue and accounts receivable.

For our software and software-related multiple element arrangements, where customers purchase both software related products and software related services, we use vendor-specific objective evidence (“VSOE”) of fair value for software and software-related services to separate the elements and account for them separately. VSOE exists when a company can support what the fair value of its software and/or software-related services is based on evidence of the prices charged when the same elements are sold separately. For the undelivered elements, VSOE of fair value is required in order to separate the accounting for various elements in a software and related services arrangement. We have established VSOE of fair value for the majority of our PCS, professional services, and training.

When we provide professional services considered essential to the functionality of the software, we recognize revenue from the professional services as well as any related software licenses on a percentage-of-completion basis whereby the arrangement consideration is recognized as the services are performed, as measured by an observable input. In these circumstances, we separate license revenue from professional service revenue for income statement presentation by allocating VSOE of fair value of the professional services as professional services and hosting revenue and the residual portion as product and licensing revenue. We generally determine the percentage-of-completion by comparing the labor hours incurred to-date to the estimated total labor hours required to complete the project. We consider labor hours to be the most reliable, available measure of progress on these projects. Adjustments to estimates to complete are made in the periods in which facts resulting in a change become known. When the estimate indicates that a loss will be incurred, such loss is recorded in the period identified. Significant judgments and estimates are involved in determining the percent complete of each contract. Different assumptions could yield materially different results.

We offer some of our products via a Software-as-a-Service ("SaaS") model also known as a hosted model. In this type of arrangement, we are compensated in three ways: (1) fees for up-front set-up of the service environment (2) fees charged on a usage or per transaction basis, and (3) fees charged for on-demand service. Our up-front set-up fees are nonrefundable. We recognize the up-front set-up fees ratably over the longer of the contract lives or the expected lives of the customer relationships. The on-demand, usage-based or per transaction fees are due and payable as each individual transaction is processed through the hosted service and is recognized as revenue in the period the services are provided. The on-demand service fees are recognized ratably over our estimate of the useful life of devices on which the hosted service is provided.

We enter into multiple-element arrangements that may include a combination of our various software related and non-software related products and services offerings including software licenses, PCS, professional services, and our hosting services. In such arrangements, we allocate total arrangement consideration to software or software-related elements and any non-software element separately based on the selling price hierarchy group following our policies. We determine the selling price for each deliverable using VSOE of selling price, if it exists, or Third Party Evidence (“TPE”) of selling price. Typically, we are unable to determine TPE of selling price. Therefore, when neither VSOE nor TPE of selling price exist for a deliverable, we use our Estimate of Selling

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Price (“ESP”) for the purposes of allocating the arrangement consideration. We determine ESP for a product or service by considering multiple factors including, but not limited to, major project groupings, market conditions, competitive landscape, price list and discounting practices. Revenue allocated to each element is then recognized when the basic revenue recognition criteria are met for each element.

When products are sold through distributors or resellers, title and risk of loss generally passes upon shipment, at which time the transaction is invoiced and payment is due. Shipments to distributors and resellers without right of return are recognized as revenue upon shipment, provided all other revenue recognition criteria are met. Certain distributors and resellers have been granted rights of return for as long as the distributors or resellers hold the inventory. We cannot use historical returns from these distributors and resellers as a basis upon which to estimate future sales returns. As a result, we recognize revenue from sales to these distributors and resellers when the products are sold through to retailers and end-users.

When products are sold directly to retailers or end-users, we make an estimate of sales returns based on historical experience. The provision for these estimated returns is recorded as a reduction of revenue and accounts receivable at the time that the related revenue is recorded. If actual returns differ significantly from our estimates, such differences could have a material impact on our results of operations for the period in which the actual returns become known.

We record consideration given to a reseller as a reduction of revenue to the extent we have recorded cumulative revenue from the customer or reseller. However, when we receive an identifiable benefit in exchange for the consideration, and can reasonably estimate the fair value of the benefit received, the consideration is recorded as an operating expense.

We record reimbursements received for out-of-pocket expenses as revenue, with offsetting costs recorded as cost of revenue. Out-of-pocket expenses generally include, but are not limited to, expenses related to transportation, lodging and meals. We record shipping and handling costs billed to customers as revenue with offsetting costs recorded as cost of revenue.

Business Combinations
We determine and allocate the purchase price of an acquired company to the tangible and intangible assets acquired and liabilities assumed as of the business combination date. Results of operations and cash flows of acquired companies are included in our operating results from the date of acquisition. The purchase price allocation process requires us to use significant estimates and assumptions, including fair value estimates, as of the business combination date including:

•	estimated fair values of intangible assets;

•	estimated fair values of legal performance commitments to customers, assumed from the acquiree under existing contractual obligations (classified as deferred revenue);

•	estimated fair values of stock awards assumed from the acquiree that are included in the purchase price;

•	estimated fair value of required payments under contingent consideration provisions;

•	estimated income tax assets and liabilities assumed from the acquiree; and

•	estimated fair value of pre-acquisition contingencies assumed from the acquiree.
The fair value of any contingent consideration is established at the acquisition date and included in the total purchase price. The contingent consideration is then adjusted to fair value as an increase or decrease in current earnings included in acquisition-related costs, net in each reporting period.
While we use our best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the business combination date, our estimates and assumptions are inherently uncertain and subject to refinement. As a result, during the purchase price allocation period, which is generally one year from the business combination date, we record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. For changes in the valuation of intangible assets between preliminary and final purchase price allocation, the related amortization is adjusted effective from the acquisition date. Subsequent to the purchase price allocation period, any adjustment to assets acquired or liabilities assumed is included in operating results in the period in which the adjustment is determined.

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goodwill and Indefinite-Lived Intangible Assets
Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. Goodwill and intangible assets with indefinite lives are not amortized, but rather the carrying amounts of these assets are reviewed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Goodwill is tested for impairment based on a comparison of the fair value of our reporting units to their recorded carrying values. The test consists of a two-step process. The first step is the comparison of the fair value to the carrying value of the reporting unit to determine if the carrying value exceeds the fair value. The second step measures the amount of an impairment loss and is only performed if the carrying value exceeds the fair value of the reporting unit. Our annual impairment assessment date is July 1 of each fiscal year. We have six reporting units based on the level of information provided to, and review thereof, by our segment management.

We determine fair values for each of the reporting units based on consideration of the income approach, the market comparable approach and the market transaction approach. For purposes of the income approach, fair value is determined based on the present value of estimated future after-tax cash flows, discounted at an appropriate risk adjusted rate. We use our internal forecasts to estimate future after-tax cash flows and include an estimate of long-term future growth rates based on our most recent views of the long-term outlook for each reporting unit, which we believe are consistent with other market participants. Actual results may differ from those assumed in our forecasts. We derive our discount rates using a capital asset pricing model and analyzing published rates for industries relevant to our reporting units to estimate the weighted average cost of capital. We use discount rates that are commensurate with the risks and uncertainty inherent in the respective businesses and in our internally developed forecasts. Discount rates used in our reporting unit valuations ranged from 10.6% to 15.2%. For purposes of the market approach, we use a valuation technique in which values are derived based on market prices of comparable publicly traded companies. We also use a market based valuation technique in which values are determined based on relevant observable information generated by market transactions involving comparable businesses. We assess each valuation methodology based upon the relevance and availability of the data at the time we perform the valuation and weight the methodologies appropriately.
The carrying values of the reporting units were determined based on an allocation of our assets and liabilities, through specific allocation of certain assets and liabilities, to the reporting units and an apportionment method based on relative size of the reporting units’ revenues and operating expenses compared to our total revenues and operating expenses. Goodwill was initially allocated to our reporting units based on the relative fair value of the units at the date we implemented the current reporting unit structure. Goodwill subsequently acquired through acquisitions is allocated to the applicable reporting unit based upon the relative fair value of the acquired business. Certain corporate assets and liabilities that are not instrumental to the reporting units’ operations and would not be transferred to hypothetical purchasers of the reporting units were excluded from the reporting units’ carrying values.
As of our annual impairment assessment date for fiscal year 2015, our estimated fair values of our reporting units substantially exceeded their carrying values and we concluded, based on the first step of the process, that there was no impairment of goodwill. The fair value exceeded the carrying value by more than 50% for each of our reporting units, with the exception of our Mobile reporting unit. The fair value exceeded the carrying value of our Mobile reporting unit by approximately 16%. Goodwill allocated to our Mobile reporting unit is approximately $1.1 billion as of July 1, 2015 and September 30, 2015. Our Mobile reporting unit, specifically our devices business, has experienced a decline in fair value as a result of a weakening revenue stream from sales to device OEMs with growth opportunity limited by the consolidation of this market to a small number of customers as well as increased competition in speech and natural language technologies and services sold to device OEMs. The operating plans and projections, which are the basis for the reporting unit fair value, anticipate these weakening conditions for the device business and include revenue from new device markets and product offerings currently under development to offset this weakness in revenue. Determining the fair value of a reporting unit or asset group involves the use of significant estimates and assumptions, which we believe to be reasonable, that are unpredictable and inherently uncertain. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, future economic and market conditions, our ability to launch new product and new market penetrations, and determination of appropriate market comparables. Significant adverse changes in our future revenues and/or operating margins, significant degradation in the enterprise values of comparable companies for our reporting units, changes in our organization or management reporting structure, as well as other events and circumstances, including but not limited to technological advances, increased competition and changing economic or market conditions, could result in (a) shorter estimated useful lives, (b) changes to reporting units or asset groups, which may require alternative methods of estimating fair values or greater disaggregation or aggregation in our analysis by reporting unit, and/or (c) other changes in previous assumptions or estimates, could result in the determination that all or a portion of our goodwill is impaired that could materially impact future results of operations and financial position in the reporting period identified.

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Long-Lived Assets
Our long-lived assets consist principally of acquired intangible assets, internally developed software, land, and building and equipment. Internally developed software consists of capitalized costs incurred during the application development stage, which include costs to design the software configuration and interfaces, coding, installation and testing. Costs incurred during the preliminary project stage, along with post-implementation stages of internally developed software, are expensed as incurred. Internally developed software costs that have been capitalized are typically amortized over the estimated useful life, beginning with the date that an asset is ready for its intended use. Land, building and equipment are stated at cost. Building and equipment are depreciated over their estimated useful lives. Leasehold improvements are depreciated over the shorter of the related lease term or the estimated useful life. Depreciation is computed using the straight-line method. Repair and maintenance costs are expensed as incurred. The cost and related accumulated depreciation of sold or retired assets are removed from the accounts and any gain or loss is included in operations.
We include in our amortizable intangible assets those intangible assets acquired in our business and asset acquisitions, including certain technology that is licensed from third parties. We amortize acquired intangible assets with finite lives over the estimated economic lives of the assets, generally using the straight-line method except where the pattern of the expected economic benefit is readily identifiable, primarily customer relationship intangibles, whereby amortization follows that pattern. Each period, we evaluate the estimated remaining useful life of acquired and licensed intangible assets, as well as land, buildings and equipment, to determine whether events or changes in circumstances warrant a revision to the remaining period of depreciation or amortization.
We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value of an asset or asset group may not be recoverable. We assess the recoverability of the asset or asset group based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the assets plus net proceeds expected from disposition of the assets, if any, are less than the carrying value of the assets. Estimating the future cash flows of an asset or asset group involves the use of significant estimates and assumptions. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, as well as future economic and market conditions. If an asset or asset group is deemed to be impaired, the amount of the impairment loss, if any, represents the excess of the asset or asset group’s carrying value compared to its estimated fair value.
Cash and Cash Equivalents
Cash and cash equivalents consists of cash on hand, including money market funds and time deposits with original maturities of 90 days or less.
Marketable Securities and Minority Investments
Marketable Securities:  Marketable securities consist of time deposits and high-quality corporate debt instruments with stated maturities of more than 90 days. Investments are classified as available-for-sale and are recorded on the balance sheet at fair value with unrealized gains or losses reported as a separate component of accumulated other comprehensive income, net of tax. As of September 30, 2015, the total cost basis of our marketable securities was $57.2 million.
Minority Investment:  We record investments in other companies, where we do not have a controlling interest or significant influence in the equity investment, at cost within other assets in our consolidated balance sheet. We review our investments for impairment whenever declines in estimated fair value are deemed to be other-than-temporary.
Accounts Receivable Allowances
Allowances for Doubtful Accounts:  We maintain an allowance for doubtful accounts for the estimated probable losses on uncollectible accounts receivable. The allowance is based upon the credit worthiness of our customers, our historical experience, the age of the receivable and current market and economic conditions. Receivables are written off against these allowances in the period they are determined to be uncollectible.
Allowances for Sales Returns:  We maintain an allowance for sales returns from customers for which we have the ability to estimate returns based on historical experience. The returns allowance is recorded as a reduction in revenue and accounts receivable at the time the related revenue is recorded. Receivables are written off against the allowance in the period the return is received.

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended September 30, 2015, 2014 and 2013, the activity related to accounts receivable allowances was as follows (dollars in thousands):

	Allowance for Doubtful Accounts	Allowance for Sales Returns
Balance at September 30, 2012	$6,933	$9,868
Bad debt provision	4,781	—
Write-offs, net of recoveries	(3,185)	—
Revenue adjustments, net	—	(4,208)
Balance at September 30, 2013	$8,529	$5,660
Bad debt provisions	3,917	—
Write-offs, net of recoveries	(955)	—
Revenue adjustments, net	—	4,268
Balance at September 30, 2014	$11,491	$9,928
Bad debt provisions	3,397	—
Write-offs, net of recoveries	(5,704)	—
Revenue adjustments, net	—	(1,756)
Balance at September 30, 2015	$9,184	$8,172
Inventories
Inventories are stated at the lower of cost, computed using the first-in, first-out method, or market value and are included in other current assets. We regularly review inventory quantities on hand and record a provision for excess and/or obsolete inventory primarily based on future purchase commitments with our suppliers, and the estimated utility of our inventory as well as other factors including technological changes and new product development.
Inventories, net of allowances, consisted of the following (dollars in thousands):

	September 30, 2015	September 30, 2014
Components and parts	$6,850	$8,591
Finished products	2,144	3,862
Total Inventories	$8,994	$12,453
Accounting for Collaboration Agreements
Healthcare Collaboration Agreement
We have a collaboration agreement with a large healthcare provider and under the terms of the agreement we have been reimbursed for certain research and development costs related to specified product development projects with the objective of commercializing the resulting products. All intellectual property derived from these research and development efforts will be owned by us. Upon product introduction, we will pay royalties to this party based on the actual sales. During fiscal year 2016, the party can elect to continue with the arrangement, receiving royalties on future sales, or receive a buy-out payment from us and forgo future royalties. Royalties paid to this party upon commercialization of any products from these development efforts will be recorded as a reduction to revenue. The buy-out payment is calculated based on a number of factors including the net cash flows received and paid by the parties, as well as a minimum return on those net cash flows. As of September 30, 2015 and September 30, 2014, the estimated maximum amount that would be payable if our partner were to elect to receive a buy-out at the option date is $6.5 million and $2.6 million, respectively, which was recorded as research and development costs and included in accrued expenses in our consolidated statements of operations.
Intellectual Property Collaboration Agreements
We entered into collaboration agreements in order to gain access to a third party’s extensive speech recognition technology, natural language technology, and semantic processing technology. Depending on the agreement, some or all intellectual property derived from these collaborations will be jointly owned by the two parties. For the majority of the developed intellectual property,

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

we will have sole rights to commercialize such intellectual property for periods ranging between two to six years, depending on the agreement. Generally, the agreements call for annual payments in cash or shares of our common stock, at our election. We issued 0.2 million and 1.1 million shares of our common stock for payments totaling $3.8 million and $22.5 million in the fiscal years ending in 2014 and 2013, respectively. The final payments under the agreements were paid in fiscal year 2014 for $3.8 million. The payments are recorded as a prepaid asset when made and are expensed ratably over the contractual period. For the years ended September 30, 2015, 2014 and 2013, we have recognized $2.5 million, $19.7 million, and $20.6 million as research and development expense, respectively, related to these agreements in our consolidated statements of operations. For the year ended September 30, 2015, we have also recognized $8.0 million as sales and marketing expense for the exclusive commercialization rights related to one of these collaboration agreements in our consolidated statements of operations. As of September 30, 2015, the ending unamortized prepaid asset was $4.0 million.
Research and Development Costs
Research and development costs related to software that is or will be sold or licensed externally to third-parties, or for which a substantive plan exists to sell or license such software in the future, incurred subsequent to the establishment of technological feasibility, but prior to the general release of the product, are capitalized and amortized to cost of revenue over the estimated useful life of the related products. We have determined that technological feasibility is reached shortly before the general release of our software products. Costs incurred after technological feasibility is established have not been material. We expense research and development costs as incurred.
Acquisition-Related Costs, net
Acquisition-related costs include costs related to business and other acquisitions, including potential acquisitions. These costs consist of (i) transition and integration costs, including retention payments, transitional employee costs and earn-out payments treated as compensation expense, as well as the costs of integration-related activities including services provided by third-parties; (ii) professional service fees, including third party costs related to the acquisitions, and legal and other professional service fees associated with disputes and regulatory matters related to acquired entities; and (iii) adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended.
The components of acquisition-related costs, net are as follows (dollars in thousands):

	2015	2014	2013
Transition and integration costs	$10,071	$25,290	$28,302
Professional service fees	8,441	9,929	20,381
Acquisition-related adjustments	(4,133)	(11,001)	(18,998)
Total	$14,379	$24,218	$29,685
Fiscal years 2014 and 2013 transition and integration costs include acquisition related contingent payments that were accounted for as compensation expense. In addition, fiscal years 2014 and 2013 acquisition-related adjustments include income of $7.7 million and $17.8 million, respectively, related to the elimination of contingent liabilities established in the original allocation of purchase price for acquisitions closed in fiscal years 2008 and 2007, following the expiration of the applicable statute of limitations.
Advertising Costs
Advertising costs are expensed as incurred and are classified as sales and marketing expenses. Cooperative advertising programs reimburse customers for marketing activities for certain of our products, subject to defined criteria. Cooperative advertising obligations are accrued and expensed at the same time the related revenue is recognized. Cooperative advertising expenses are recorded as expense to the extent that an advertising benefit separate from the revenue transaction can be identified and the cash paid does not exceed the fair value of that advertising benefit received. Any excess of cash paid over the fair value of the advertising benefit received is recorded as a reduction in revenue. We incurred advertising costs of $32.1 million, $49.4 million and $52.1 million for fiscal years 2015, 2014 and 2013, respectively.
Convertible Debt
We separately account for the liability (debt) and equity (conversion option) components of our convertible debt instruments that require or permit settlement in cash upon conversion in a manner that reflects our nonconvertible debt borrowing rate at the

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

time of issuance. The equity components of our convertible debt instruments are recorded to stockholders’ equity with an offsetting debt discount. The debt discount created is amortized to interest expense in our consolidated statement of operations using the effective interest method over the expected term of the convertible debt.
Income Taxes
Effective October 1, 2015, we early adopted, and retroactively implemented Accounting Standards Update ("ASU") No. 2015-17, "Balance Sheet Classification of Deferred Taxes." Under this new guidance, we are required to present deferred tax assets and deferred tax liabilities, and any related valuation allowances, as noncurrent on our consolidated balance sheet. The requirements of this guidance have been applied retrospectively to all periods presented. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. This method also requires the recognition of future tax benefits such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not after consideration of all available evidence. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. We do not accrue tax for the repatriation of foreign earnings expected to be indefinitely reinvested offshore.
We regularly review our deferred tax assets for recoverability considering historical profitability, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. In assessing the need for a valuation allowance, we consider both positive and negative evidence related to the likelihood of realization of the deferred tax assets. The weight given to the positive and negative evidence is commensurate with the extent to which the evidence may be objectively verified. If positive evidence regarding projected future taxable income, exclusive of reversing taxable temporary differences, existed it would be difficult for it to outweigh objective negative evidence of recent financial reporting losses. Generally, cumulative loss in recent years is a significant piece of negative evidence that is difficult to overcome in determining that a valuation allowance is not needed.
As of September 30, 2015 and 2014, valuation allowances have been established for all U.S. and for certain foreign deferred tax assets which we believe do not meet the “more likely than not” criteria for recognition. If we are subsequently able to utilize all or a portion of the deferred tax assets for which a valuation allowance has been established, then we may be required to recognize these deferred tax assets through the reduction of the valuation allowance which could result in a material benefit to our results of operations in the period in which the benefit is determined.
Comprehensive Income (Loss)
For the purposes of comprehensive income (loss) disclosures, we do not record tax provisions or benefits for the net changes in the foreign currency translation adjustment, as we intend to reinvest undistributed earnings in our foreign subsidiaries permanently.
The components of accumulated other comprehensive income (loss), reflected in the consolidated statements of stockholders’ equity, consisted of the following (dollars in thousands):

	2015	2014	2013
Foreign currency translation adjustment	$(109,695)	$(19,851)	$7,788
Unrealized losses on marketable securities	(45)	—	—
Net unrealized losses on post-retirement benefits	(7,205)	(4,164)	(975)
Total	$(116,945)	$(24,015)	$6,813
Concentration of Risk
Financial instruments that potentially subject us to significant concentrations of credit risk principally consist of cash, cash equivalents, marketable securities and trade accounts receivable. We place our cash and cash equivalents and marketable securities with financial institutions with high credit ratings. As part of our cash and investment management processes, we perform periodic evaluations of the credit standing of the financial institutions with whom we maintain deposits, and have not recorded any credit losses to-date. For trade accounts receivable, we perform ongoing credit evaluations of our customers’ financial condition and limit the amount of credit extended when deemed appropriate. At September 30, 2015 and 2014, no customer accounted for greater than 10% of our net accounts receivable balance or 10% of our revenue for fiscal years 2015, 2014 or 2013.

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value of Financial Instruments
Financial instruments including cash equivalents, accounts receivable, and accounts payable are carried in the financial statements at amounts that approximate their fair value based on the short maturities of those instruments. Marketable securities and derivative instruments are carried at fair value. Refer to Note 9 for discussion of the fair value of our long-term debt.
Foreign Currency Translation
We have significant foreign operations and transact business in various foreign currencies. In general, the functional currency of a foreign operation is the local country’s currency. Non-functional currency monetary balances are re-measured into the functional currency of the subsidiary with any related gain or loss recorded in other expense, net, in the accompanying consolidated statements of operations. Assets and liabilities of operations outside the United States ("U.S."), for which the functional currency is the local currency, are translated into United States dollars using period-end exchange rates. Revenues and expenses are translated at the average exchange rates in effect during each fiscal month during the year. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive loss in the accompanying consolidated balance sheets. Foreign currency transaction gains (losses) included in other expense, net for fiscal years 2015, 2014, and 2013 were $0.02 million, $0.9 million, and $(0.5) million, respectively.
Financial Instruments and Hedging Activities
We utilize derivative instruments to hedge specific financial risks including foreign exchange risk. We do not engage in speculative hedging activity. In order for us to account for a derivative instrument as a hedge, specific criteria must be met, including: (i) ensuring at the inception of the hedge that formal documentation exists for both the hedging relationship and the entity’s risk management objective and strategy for undertaking the hedge and (ii) at the inception of the hedge and on an ongoing basis, the hedging relationship is expected to be highly effective in achieving offsetting changes in fair value attributed to the hedged risk during the period that the hedge is designated. Further, an assessment of effectiveness is required whenever financial statements or earnings are reported. Absent meeting these criteria, changes in fair value are recognized in other expense, net, in the consolidated statements of operations. Once the underlying forecasted transaction is realized, the gain or loss from the derivative designated as a hedge of the transaction is reclassified from accumulated other comprehensive loss to the statement of operations, in the appropriate revenue or expense caption. Any ineffective portion of the derivatives designated as cash flow hedges is recognized in current earnings. We report cash flows arising from derivative financial instruments designated as fair value or cash flow hedges consistent with the classification of the cash flows from the underlying hedged items that these derivatives are hedging. Cash flows from derivatives that do not qualify as hedges are generally reported in cash flows from investing activities. Cash payments or cash receipts on security price guarantees related to changes in the price of our own stock as discussed in Note 10, are reported as cash flows from financing activities.
Accounting for Stock-Based Compensation
We account for stock-based compensation to employees and directors, including grants of employee stock options, purchases under employee stock purchase plans, and restricted awards through recognition of the fair value of the share-based awards as a charge against earnings in the form of stock-based compensation. We recognize stock-based compensation expense over the requisite service period, net of estimated forfeitures. We recognize benefits from stock-based compensation in equity using the with-and-without approach for the utilization of tax attributes.
Net Loss Per Share
The weighted-average number of common shares outstanding gives effect to all potentially dilutive common equivalent shares, including outstanding stock options and restricted stock, shares held in escrow, contingently issuable shares under earn-out agreements once earned, warrants, and potential issuance of stock upon conversion of our 2.75% and 1.50% Convertible Debentures. The convertible debentures are considered Instrument C securities due to the fact that only the excess of the conversion value on the date of conversion can be paid in our common shares; the principal portion of the conversion must be paid in cash. Therefore, only the shares of common stock potentially issuable with respect to the excess of the conversion value over its principal amount, if any, is considered as dilutive to the weighted average common shares calculation.
As of September 30, 2015, 2014 and 2013, diluted weighted average common shares outstanding is equal to basic weighted average common shares due to our net loss position. Common equivalent shares are excluded from the computation of diluted net loss per share if their effect is anti-dilutive. Potentially dilutive common equivalent shares aggregating to 10.7 million shares, 10.9 million shares and 13.6 million shares for the years ended September 30, 2015, 2014 and 2013, respectively, have been excluded from the computation of diluted net loss per share because their inclusion would be anti-dilutive.

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recently Issued Accounting Standards
From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board and are adopted by us as of the specified effective dates. Unless otherwise discussed, such pronouncements did not have or will not have a significant impact on our consolidated financial position, results of operations and cash flows or do not apply to our operations.
In September 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2015-16, "Simplifying the Accounting for Measurement-Period Adjustments" ("ASU 2015-16"). The new standard requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined and sets forth new disclosure requirements related to the adjustments. ASU 2015-16 is effective for us in the first quarter of fiscal year 2017. We do not believe that ASU 2015-16 will have a material impact on our consolidated financial statements.
In April 2015, the FASB issued ASU No. 2015-03, "Simplifying the Presentation of Debt Issuance Costs" ("ASU 2015-03"). The amendments in the ASU 2015-03 require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. ASU 2015-03 is effective for us in the first quarter of fiscal year 2017, with early adoption permitted. ASU 2015-03 should be applied on a retrospective basis to each individual period presented. Upon implementation, the change in reporting debt issuance costs will require us to reclassify our deferred financing costs, which are $15.7 million and $19.0 million at September 30, 2015 and 2014, respectively, from an asset to a reduction of the reported debt balance. ASU 2015-03 will reduce our assets and liabilities but will have no impact on our shareholders' equity, results of operations or cash flows.
In February 2015, the FASB issued Accounting Standards Update No. 2015-02, “Amendments to the Consolidation Analysis” ("ASU 2015-02"). The amendments in ASU 2015-02 provide guidance on evaluating whether a company should consolidate certain legal entities. In accordance with the guidance, all legal entities are subject to reevaluation under the revised consolidation model. ASU 2015-02 is effective for us in the first quarter of fiscal year 2017 with early adoption permitted. We do not believe that ASU 2015-02 will have a material impact on our consolidated financial statements.
In August 2014, the FASB issued Accounting Standards Update No. 2014-15, "Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern" ("ASU 2014-15"), to provide guidance on management's responsibility in evaluating whether there is substantial doubt about a company's ability to continue as a going concern and to provide related footnote disclosures. ASU 2014-15 is effective for us in the first quarter of fiscal year 2017, with early adoption permitted. We do not believe that ASU 2014-15 will have a material impact on our consolidated financial statements.
In June 2014, the FASB issued Accounting Standards Update No. 2014-12, "Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period" ("ASU 2014-12"). ASU 2014-12 requires that a performance target that affects vesting and could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in ASC 718, "Compensation - Stock Compensation," as it relates to such awards. ASU 2014-12 is effective for us in our first quarter of fiscal year 2017 with early adoption permitted using either of two methods: (i) prospective to all awards granted or modified after the effective date; or (ii) retrospective to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter, with the cumulative effect of applying ASU 2014-12 as an adjustment to the opening retained earnings balance as of the beginning of the earliest annual period presented in the financial statements. We do not believe that ASU 2014-12 will have a material impact on our consolidated financial statements.
In May 2014, the FASB issued Accounting Standards Update No. 2014-09, "Revenue from Contracts with Customers: Topic 606" ("ASU 2014-09"), to supersede nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing U.S. GAAP including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. ASU 2014-09 is effective for us in our first quarter of fiscal year 2019 using either of two methods: (i) retrospective to each prior reporting period presented with the option to elect certain practical expedients as defined within ASU 2014-09; or (ii) retrospective with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application and providing certain additional disclosures as defined per ASU 2014-09. We are currently evaluating the impact of our pending adoption of ASU 2014-09 on our consolidated financial statements.

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In April 2014, the FASB issued Accounting Standards Update No. 2014-08, "Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity" ("ASU 2014-08"), to change the criteria for determining which disposals can be presented as discontinued operations and enhanced the related disclosure requirements. ASU 2014-08 is effective for us on a prospective basis in our first quarter of fiscal year 2016 with early adoption permitted for disposals (or classifications as held for sale) that have not been reported in financial statements previously issued. We do not believe that ASU 2014-08 will have a material impact on our consolidated financial statements.

3.	Business Acquisitions
Fiscal Year 2015 Acquisitions
During fiscal year 2015, we acquired several immaterial businesses in our Mobile and Healthcare segments for total aggregate cash consideration of $47.6 million together with future contingent payments. The future contingent payments may require us to make payments up to $19.9 million as additional consideration contingent upon the achievement of specified objectives, which at closing had an estimated fair value of $17.3 million. In allocating the total purchase consideration for these acquisitions based on preliminary estimated fair values, we recorded $23.4 million of goodwill and $35.8 million of identifiable intangibles assets. Intangible assets acquired included customer relationships and core and completed technology with weighted average useful lives of 6.9 years. The most significant of these acquisitions is treated as an asset purchase, and the goodwill resulting from this acquisition is expected to be deductible for tax purposes.
The fair value estimates for the assets acquired and liabilities assumed for acquisitions completed during fiscal year 2015 were based upon preliminary calculations and valuations, and our estimates and assumptions for each of these acquisitions are subject to change as we obtain additional information during the respective measurement periods (up to one year from the respective acquisition dates). The primary areas of preliminary estimates that were not yet finalized related to certain receivables and liabilities acquired. There were no significant changes to the fair value estimates during the current year.
We have not furnished pro forma financial information related to our current year acquisitions because such information is not material, individually or in the aggregate, to our financial results.
Fiscal Year 2014 Acquisitions
During fiscal year 2014, we acquired several immaterial businesses in our Imaging, Healthcare and Enterprise segments for total aggregate cash consideration of $258.3 million together with future contingent payments. The future contingent payments may require us to make payments up to $13.5 million as additional consideration contingent upon the achievement of specified objectives, which at closing had an estimated fair value of $7.7 million. In addition, there are deferred payment obligations to certain former shareholders, contingent upon their continued employment. These deferred payment obligations, totaling $18.9 million, will be recorded as compensation expense over the applicable employment period, and included in acquisition-related costs, net in our consolidated statements of operations. In allocating the total purchase consideration for these acquisitions based on final estimated fair values, we recorded $139.2 million of goodwill and $134.5 million of identifiable intangibles assets. Intangible assets acquired included customer relationships and core and completed technology with weighted average useful lives of 10.2 years. The majority of these acquisitions are treated as stock purchases, and the goodwill resulting from these acquisitions is not expected to be deductible for tax purposes.
Fiscal Year 2013 Acquisitions
On May 31, 2013, we acquired TGT for total consideration of $83.3 million in cash, including a purchase price adjustment as specified in the asset purchase agreement. TGT provides cloud-based infotainment and communications solutions to the automotive industry. The transaction was structured as an asset acquisition, and therefore the goodwill is expected to be deductible for tax purposes. The results of operations for TGT are included in our Mobile segment from the acquisition date.
On October 1, 2012, we acquired JA Thomas for cash consideration totaling approximately $244.8 million together with a deferred payment of $25.0 million contingent on the continued employment of certain key executives. The deferred payment was recorded as compensation expense over the requisite employment period, and included in acquisition-related costs, net in our consolidated statements of operations. In October 2014, upon completion of the required employment condition, we made a cash payment of $25.0 million to the former shareholders of JA Thomas. JA Thomas provides Clinical Documentation Improvement solutions to hospitals, primarily in the United States, and the results of operations are included in our Healthcare segment from the acquisition date. In accordance with the JA Thomas stock purchase agreement, we reached an agreement with the sellers to treat this transaction as an asset purchase, and therefore the goodwill is expected to be deductible for tax purposes.

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During fiscal year 2013, we acquired several other businesses for total purchase consideration of $251.7 million. These acquisitions are not individually material and were made in each of our segments. These acquisitions are treated as stock purchases, and the goodwill resulting from these acquisitions is not expected to be deductible for tax purposes.
The results of operations of these acquisitions have been included in our financial results from the applicable acquisition date. A summary of the final allocation of the purchase consideration for our fiscal year 2013 acquisitions is as follows (dollars in thousands):

	TGT	JA Thomas	Other Fiscal Year 2013 Acquisitions
Purchase consideration:
Cash	$83,330	$244,777	$251,215
Fair value of contingent consideration	—	—	450
Total purchase consideration	$83,330	$244,777	$251,665

Allocation of the purchase consideration:
Cash	$—	$3,555	$18,004
Accounts receivable(a)	8,779	8,310	17,237
Goodwill	42,858	163,863	122,375
Identifiable intangible assets(b)	33,600	71,310	109,383
Other assets	10,330	2,745	31,554
Total assets acquired	95,567	249,783	298,553
Current liabilities	(1,452)	(2,843)	(10,274)
Deferred tax liability	—	(1,474)	(35,557)
Other long term liabilities	(10,785)	(689)	(1,057)
Total liabilities assumed	(12,237)	(5,006)	(46,888)
Net assets acquired	$83,330	$244,777	$251,665

(a)	Accounts receivable have been recorded at their estimated fair values and the fair value reserve was not material.

(b)	The following are the identifiable intangible assets acquired and their respective weighted average useful lives, as determined based on final valuations (dollars in thousands):

	TGT		JA Thomas		Other Fiscal Year 2013 Acquisitions
	Amount	Weighted Average Life (Years)	Amount	Weighted Average Life (Years)	Amount	Weighted Average Life (Years)
Core and completed technology	$7,700	7.0	$3,920	5.0	$33,663	6.6
Customer relationships	25,900	9.0	66,100	11.0	72,188	10.9
Trade names	—	—	1,290	7.0	3,102	6.6
Non-Compete agreements	—	—	—	—	430	2.8
Total	$33,600		$71,310		$109,383

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Goodwill and Intangible Assets
The changes in the carrying amount of goodwill for our reportable segments for fiscal years 2015 and 2014 were as follows (dollars in thousands):

	Healthcare	Mobile	Enterprise	Imaging	Total
Balance as of September 30, 2013	$1,257,227	$1,313,635	$519,969	$202,367	$3,293,198
Acquisitions	52,483	—	29,047	59,609	141,139
Purchase accounting adjustments	(303)	2,595	(4,496)	500	(1,704)
Effect of foreign currency translation	(5,308)	(6,905)	(8,319)	(1,208)	(21,740)
Balance as of September 30, 2014	1,304,099	1,309,325	536,201	261,268	3,410,893
Acquisitions	—	23,286	—	—	23,286
Purchase accounting adjustments	275	—	—	(2,215)	(1,940)
Product realignment	—	(10,521)	10,521	—	—
Effect of foreign currency translation	(9,856)	(34,562)	(7,415)	(2,072)	(53,905)
Balance as of September 30, 2015	$1,294,518	$1,287,528	$539,307	$256,981	$3,378,334

In October 2015, we reorganized the organizational management and oversight of our DNS business, represented by our DNS reporting unit, which was previously reported within our Mobile segment and will be moved into our Healthcare segment, effective during the first quarter of fiscal year 2016. Based on this reorganization, $67.6 million of goodwill related to our DNS reporting unit moved from our Mobile segment into our Healthcare segment during the first quarter of fiscal year 2016. As a result of this subsequent change, we performed an analysis and determined that we did not have an impairment of goodwill, nor did we have a triggering event requiring us to perform an impairment test on our DNS and Healthcare reporting units.
In October 2014, we realigned our product portfolio which resulted in a change in the composition of our Mobile and Enterprise reporting units. We have reallocated goodwill among the affected reporting units, based on their relative fair value. We reallocated $29.9 million of goodwill from our DNS reporting unit into our Mobile reporting unit, and reallocated $10.5 million of goodwill from our Mobile reporting unit to our Enterprise reporting unit. Prior to October 2015, the DNS reporting unit and the Mobile reporting unit were both included in our Mobile reportable segment, and subsequent to October 2015, the DNS reporting unit will be included in our Healthcare reportable segment. As a result of this change, we determined that we had a triggering event requiring us to perform an impairment test on our DNS, Mobile, and Enterprise reporting units. We completed our impairment test during the first quarter of fiscal year 2015, and the fair value of the reorganized reporting units, both before and after the product realignment, substantially exceeded their carrying values.
Intangible assets consist of the following as of September 30, 2015 and 2014, which includes $80.5 million and $76.8 million of licensed technology, respectively (dollars in thousands):

	September 30, 2015
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Life (Years)
Customer relationships	$1,028,197	$(474,518)	$553,679	8.4
Technology and patents	451,669	(245,191)	206,478	4.6
Trade names, trademarks, and other	61,006	(24,983)	36,023	6.7
Non-competition agreements	597	(492)	105	1.0
Total	$1,541,469	$(745,184)	$796,285	7.4

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	September 30, 2014
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Life (Years)
Customer relationships	$1,103,092	$(466,144)	$636,948	9.1
Technology and patents	457,567	(225,137)	232,430	5.1
Trade names, trademarks, and other	67,252	(21,996)	45,256	7.1
Non-competition agreements	3,988	(3,139)	849	1.0
Total	$1,631,899	$(716,416)	$915,483	7.9
Amortization expense for acquired technology and patents is included in the cost of revenue in the accompanying statements of operations and amounted to $63.6 million, $61.0 million and $63.6 million in fiscal 2015, 2014 and 2013, respectively. Amortization expense for customer relationships, trade names, trademarks, and other, and non-competition agreements is included in operating expenses and amounted to $104.6 million, $109.1 million and $105.3 million in fiscal 2015, 2014 and 2013, respectively.
Estimated amortization expense for each of the five succeeding years as of September 30, 2015, is as follows (dollars in thousands):

Year Ending September 30,	Cost of Revenue	Other Operating Expenses	Total
2016	$60,069	$106,384	$166,453
2017	48,963	91,234	140,197
2018	37,820	68,854	106,674
2019	22,704	65,728	88,432
2020	18,782	60,499	79,281
Thereafter	18,140	197,108	215,248
Total	$206,478	$589,807	$796,285

5.	Accounts Receivable
Accounts receivable consisted of the following (dollars in thousands):

	September 30, 2015	September 30, 2014
Trade accounts receivable	$377,695	$432,584
Unbilled accounts receivable under long-term contracts	12,823	17,101
Gross accounts receivable	390,518	449,685
Less — allowance for doubtful accounts	(9,184)	(11,491)
Less — allowance for sales returns	(8,172)	(9,928)
Accounts receivable, net	$373,162	$428,266

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Land, Building and Equipment, Net
Land, building and equipment, net consisted of the following (dollars in thousands):

	Useful Life (In Years)	September 30, 2015	September 30, 2014
Land	—	$2,400	$2,400
Building	30	5,456	5,456
Machinery and equipment	3-5	100,838	78,539
Computers, software and equipment	3-7	213,897	271,278
Leasehold improvements	2-10	26,689	34,867
Furniture and fixtures	5-7	15,879	20,306
Construction in progress	—	5,363	3,764
Subtotal		370,522	416,610
Less: accumulated depreciation		(184,515)	(225,199)
Land, building and equipment, net		$186,007	$191,411
At September 30, 2015 and 2014, capitalized internally developed software costs, net were $43.7 million and $49.8 million, respectively, which are included in computers, software and equipment and construction in progress.
Depreciation expense for fiscal years 2015, 2014 and 2013 was $62.4 million, $51.7 million and $39.8 million, respectively, which included amortization expense of $13.6 million, $7.9 million and $5.3 million, respectively, for internally developed software costs.

7.	Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following (dollars in thousands):

	September 30, 2015	September 30, 2014
Compensation	$142,150	$146,730
Cost of revenue related liabilities	25,584	22,340
Accrued interest payable	11,793	15,092
Professional fees	6,874	10,852
Sales and marketing incentives	6,845	10,188
Acquisition costs and liabilities	6,666	9,307
Facilities related liabilities	6,312	5,720
Sales and other taxes payable	6,026	9,367
Other	12,359	11,683
Total	$224,609	$241,279

8.	Deferred Revenue
Deferred maintenance revenue consists of prepaid fees received for post-contract customer support for our products, including telephone support and the right to receive unspecified upgrades/updates on a when-and-if-available basis. Unearned revenue includes upfront fees for setup and implementation activities as well as fees related to hosted offerings; certain software arrangements for which we do not have fair value of post-contract customer support, resulting in ratable revenue recognition for the entire arrangement on a straight-line basis; and fees in excess of estimated earnings on percentage-of-completion service contracts.

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred revenue at September 30, 2015 and 2014 was as follows (dollars in thousands):

	September 30, 2015	September 30, 2014
Current Liabilities:
Deferred maintenance revenue	$155,967	$140,737
Unearned revenue	168,742	157,488
Total current deferred revenue	$324,709	$298,225
Long-term Liabilities:
Deferred maintenance revenue	$62,201	$60,398
Unearned revenue	281,251	189,481
Total long-term deferred revenue	$343,452	$249,879

9.	Credit Facilities and Debt
At September 30, 2015 and 2014, we had the following borrowing obligations (dollars in thousands):

	September 30, 2015	September 30, 2014
5.375% Senior Notes due 2020, net of unamortized premium of $3.8 million and $4.6 million, respectively. Effective interest rate 5.28%.	$1,053,818	$1,054,601
2.75% Convertible Debentures due 2031, net of unamortized discount of $39.1 million and $88.8 million, respectively. Effective interest rate 7.43%.	394,698	601,226
1.50% Convertible Debentures due 2035, net of unamortized discount of $60.5 million at September 30, 2015. Effective interest rate 5.50%.	203,373	—
Credit Facility, net of unamortized original issue discount of $0.8 million and $1.0 million respectively.	471,766	476,399
Total long-term debt	2,123,655	2,132,226
Less: current portion	4,834	4,834
Non-current portion of long-term debt	$2,118,821	$2,127,392
The estimated fair value of our long-term debt approximated $2,249.1 million (face value $2,220.2 million) and $2,179.2 million (face value $2,217.4 million) at September 30, 2015 and 2014, respectively. These fair value amounts represent the value at which our lenders could trade our debt within the financial markets, and do not represent the settlement value of these long-term debt liabilities to us at each reporting date. The fair value of the long-term debt will continue to vary each period based on fluctuations in market interest rates, as well as changes to our credit ratings. The Senior Notes, the Convertible Debentures, and the term loan portion of our Credit Facility are traded and the fair values of each borrowing was estimated using the averages of the bid and ask trading quotes at each respective reporting date. We had no outstanding balance on the revolving credit line portion of our Credit Facility at September 30, 2015 and 2014.
1.50% Convertible Debentures due 2035
In June 2015, we issued $263.9 million in aggregate principal amount of 1.50% Senior Convertible Debentures due in 2035 (the “2035 Debentures”) in exchange for $256.2 million in aggregate principal amount of our 2.75% Senior Convertible Debentures due in 2031 (the “2031 Debentures”). Total proceeds, net of debt issuance costs, were $253.2 million. The 2035 Debentures were issued at 97.09% of the principal amount, which resulted in a discount of $7.7 million. The 2035 Debentures bear interest at 1.50% per year, payable in cash semi-annually in arrears, beginning on November 1, 2015. In addition to ordinary interest and default additional interest, beginning with the semi-annual interest period commencing on November 1, 2021, contingent interest will accrue during any regular semi-annual interest period where the average trading price of our 2035 Debentures for the ten trading day period immediately preceding the first day of such semi-annual period is greater than or equal to $1,200 per $1,000 principal amount of our 2035 Debentures, in which case, contingent interest will accrue at a rate of 0.50% per annum of such average trading price. The 2035 Debentures mature on November 1, 2035, subject to the right of the holders to require us to redeem the 2035 Debentures on November 1, 2021, 2026, or 2031. The 2035 Debentures are general senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured, unsubordinated indebtedness and senior in right of payment to any indebtedness that is contractually subordinated to the 2035 Debentures. The 2035 Debentures will be effectively subordinated to indebtedness and other liabilities of our subsidiaries.

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We account separately for the liability and equity components of the 2035 Debentures in accordance with authoritative guidance for convertible debt instruments that may be settled in cash upon conversion. The guidance requires the carrying amount of the liability component to be estimated by measuring the fair value of a similar liability that does not have an associated conversion feature and record the remainder in stockholders’ equity. At issuance, we allocated $208.6 million to long-term debt, and $55.3 million has been recorded as additional paid-in capital. The aggregate debt discount of $63.0 million is being amortized to interest expense using the effective interest rate method through November 2021. As of September 30, 2015, the ending unamortized deferred debt issuance costs were $2.3 million.
If converted, the principal amount of the 2035 Debentures is payable in cash and any amounts payable in excess of the principal amount, will (based on an initial conversion rate, which represents an initial conversion price of approximately $23.26 per share, subject to adjustment) be paid in cash or shares of our common stock, at our election, only in the following circumstances and to the following extent: (i) prior to May 1, 2035, on any date during any fiscal quarter beginning after September 30, 2015 (and only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter; (ii) during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for $1,000 principal amount of the 2035 Debentures for each day during such five trading-day period was less than 98% of the closing sale price of our common stock multiplied by the then current conversion rate; (iii) upon the occurrence of specified corporate transactions, as described in the indenture for the 2035 Debentures; or (iv) at the option of the holder at any time on or after May 1, 2035. Additionally, we may redeem the 2035 Debentures, in whole or in part, on or after November 5, 2021 for cash at a price equal to 100% of the principal amount of the 2035 Debentures to be purchased plus any accrued and unpaid interest, including any additional interest to, but excluding, the repurchase date. Each holder shall have the right, at such holder’s option, to require us to repurchase all or any portion of the 2035 Debentures held by such holder on November 1, 2021, November 1, 2026, or November 1, 2031 at par plus accrued and unpaid interest. Upon repurchase, we will pay the principal amount in cash and any amounts payable in excess of the principal amount will be paid in cash or shares of our common stock, at our election, with the exception that we may not elect to pay cash in lieu of more than 80% of the number of our common shares we would be obligated to deliver. If we undergo a fundamental change (as described in the indenture for the 2035 Debentures) prior to maturity, holders will have the option to require us to repurchase all or any portion of their debentures for cash at a price equal to 100% of the principal amount of the 2035 Debentures to be purchased plus any accrued and unpaid interest, including any additional interest to, but excluding, the repurchase date. As of September 30, 2015, none of the conversion criteria were met for the 2035 Debentures. If the conversion criteria were met, we could be required to repay all or some of the aggregate principal amount in cash prior to the maturity date.
5.375% Senior Notes due 2020
On August 14, 2012, we issued $700 million aggregate principal amount of 5.375% Senior Notes due on August 15, 2020 in a private placement. The net proceeds from the Notes were approximately $689.1 million, net of issuance costs. The Notes bear interest at 5.375% per year, payable in cash semi-annually in arrears. The ending unamortized deferred debt issuance costs at September 30, 2015 and 2014 were $9.2 million and $11.1 million respectively.
On October 22, 2012, we issued an additional $350.0 million aggregate principal amount of our 5.375% Senior Notes due 2020 (the "Notes"). The Notes were issued pursuant to the indenture agreement dated August 14, 2012, relating to our existing $700 million aggregate principal amount of 5.375% Senior Notes due in 2020. Total proceeds received, net of issuance costs, were $351.7 million.
The Notes are our unsecured senior obligations and are guaranteed (the “Guarantees”) on an unsecured senior basis by substantially all of our direct and indirect wholly owned domestic subsidiaries (the “Subsidiary Guarantors”). The Notes and Guarantees rank equally in right of payment with all of our and the Subsidiary Guarantors' existing and future unsecured senior debt and rank senior in right of payment to all of our and the Subsidiary Guarantors' future unsecured subordinated debt. The Notes and Guarantees effectively rank junior to all secured debt of our and the Subsidiary Guarantors to the extent of the value of the collateral securing such debt and to all liabilities, including trade payables, of our subsidiaries that have not guaranteed the Notes.
At any time before August 15, 2016, we may redeem all or a portion of the Notes at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus a “make-whole” premium and accrued and unpaid interest to, but excluding, the redemption date. At any time on or after August 15, 2016, we may redeem all or a portion of the Notes at certain redemption prices expressed as percentages of the principal amount, plus accrued and unpaid interest to, but excluding, the redemption date.
Upon the occurrence of certain asset sales or a change in control, we must offer to repurchase the Notes at a price equal to 100%, in the case of an asset sale, or 101%, in the case of a change of control, of the principal amount plus accrued and unpaid

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

interest to, but excluding, the repurchase date.
2.75% Convertible Debentures due 2031
On October 24, 2011, we sold $690.0 million of 2.75% Convertible Debentures due in 2031 (the “2031 Debentures”) in a private placement. Total proceeds, net of debt issuance costs, were $676.1 million. The 2031 Debentures bear interest at 2.75% per year, payable in cash semi-annually in arrears. The 2031 Debentures mature on November 1, 2031, subject to the right of the holders to require us to redeem the 2031 Debentures on November 1, 2017, 2021, and 2026. The 2031 Debentures are general senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured, unsubordinated indebtedness and senior in right of payment to any indebtedness that is contractually subordinated to the 2031 Debentures. The 2031 Debentures will be effectively subordinated to indebtedness and other liabilities of our subsidiaries.
We account separately for the liability and equity components of the 2031 Debentures in accordance with authoritative guidance for convertible debt instruments that may be settled in cash upon conversion. We initially allocated $533.6 million to long-term debt, and $156.4 million has been recorded as additional paid-in capital.
In June 2015, we entered into separate privately negotiated agreements with certain holders of our 2031 Debentures to exchange, in a private placement, $256.2 million in aggregate principal amount of our 2031 Debentures for approximately $263.9 million in aggregate principal amount of our new 2035 Debentures. In accordance with the authoritative guidance for convertible debt instruments, a loss on extinguishment is equal to the difference between the reacquisition price and the net carrying amount of the extinguished debt for our 2031 Debentures, including any unamortized debt discount or issuance costs, and $17.7 million was recorded in other expense, net, in the accompanying consolidated statements of operations. Following the closings of the exchange, $433.8 million in aggregate principal amount of our 2031 Debentures remain outstanding. The aggregate debt discount is being amortized to interest expense using the effective interest rate method through November 2017. As of September 30, 2015 and 2014, the ending unamortized deferred debt issuance costs were $2.3 million and $5.5 million, respectively.
If converted, the principal amount of the 2031 Debentures is payable in cash and any amounts payable in excess of the principal amount will (based on an initial conversion rate, which represents an initial conversion price of approximately $32.30 per share, subject to adjustment) be paid in cash or shares of our common stock, at our election, only in the following circumstances and to the following extent: (i) on any date during any fiscal quarter (and only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter; (ii) during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for $1,000 principal amount of the 2031 Debentures for each day during such five trading-day period was less than 98% of the closing sale price of our common stock multiplied by the then current conversion rate; (iii) upon the occurrence of specified corporate transactions, as described in the indenture for the 2031 Debentures; or (iv) at the option of the holder at any time on or after May 1, 2031. Additionally, we may redeem the 2031 Debentures, in whole or in part, on or after November 6, 2017 at par plus accrued and unpaid interest. Each holder shall have the right, at such holder's option, to require us to repurchase all or any portion of the 2031 Debentures held by such holder on November 1, 2017, November 1, 2021, and November 1, 2026 at par plus accrued and unpaid interest. If we undergo a fundamental change (as described in the indenture for the 2031 Debentures) prior to maturity, holders will have the option to require us to repurchase all or any portion of their debentures for cash at a price equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest, including any additional interest to, but excluding, the repurchase date. As of September 30, 2015 and 2014, no conversion triggers were met. If the conversion triggers were met, we could be required to repay all or some of the aggregate principal amount in cash prior to the maturity date.
Credit Facility
As of September 30, 2015, the amended and restated credit agreement, entered into on August 7, 2013, includes a term loan, with a principal balance of $472.5 million, and a $75.0 million revolving credit line, including letters of credit (together, the "Credit Facility"). The term loans mature on August 7, 2019 and the revolving credit line matures on August 7, 2018. As of September 30, 2015, there were $6.3 million of letters of credit issued, and there were no other outstanding borrowings under the revolving credit line.
The term loans bear interest, at our option, at a base rate determined in accordance with the amended and restated credit agreement, plus a spread of 1.75%, or a LIBOR rate plus a spread of 2.75%. The revolving credit line bears interest, at our option, at a base rate determined in accordance with the amended and restated credit agreement, plus a spread of 0.50% to 0.75%, or a LIBOR rate plus a spread of 1.50% to 1.75%, in each case determined based on our consolidated net leverage ratio.

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Under terms of the Credit Facility, interest is payable periodically at a rate equal to the applicable margin plus, at our option, either (a) the base rate which is the corporate base rate of Morgan Stanley, the Administrative Agent, or (b) LIBOR (equal to (i) the British Bankers’ Association Interest Settlement Rates for deposits in U.S. dollars divided by (ii) one minus the statutory reserves applicable to such borrowing). The applicable margin for the borrowings at September 30, 2015 is as follows:

Description	Base Rate Margin		LIBOR Margin
Term loans maturing August 2019	1.75%		2.75%
Revolving facility due August 2018	0.50% - 0.75%	(a)	1.50% - 1.75%	(a)

(a)	The margin is determined based on our net leverage ratio at the date the interest rates are reset on the revolving credit line.
At September 30, 2015, the applicable margins were 2.75%, with an effective rate of 2.95%, on the remaining term loans balance of $472.5 million maturing in August 2019. We are required to pay a commitment fee for unutilized commitments under the revolving credit line at a rate ranging from 0.250% to 0.375% per annum, based upon our leverage ratio. As of September 30, 2015, the commitment fee rate was 0.375%.
The Credit Facility contains covenants including, among other things, covenants that restrict our ability and those of our subsidiaries to incur certain additional indebtedness or issue guarantees, create or permit liens on assets, enter into sale-leaseback transactions, make loans or investments, sell assets, make certain acquisitions, pay dividends, repurchase stock, or merge or consolidate with any entity, and enter into certain transactions with affiliates. The agreement also contains events of default, including failure to make payments of principal or interest, failure to observe covenants, breaches of representations and warranties, defaults under certain other material indebtedness, failure to satisfy material judgments, a change of control and certain insolvency events. As of September 30, 2015, we were in compliance with the covenants under the Credit Facility. The covenants on our other long-term debt are less restrictive, and as of September 30, 2015, we were in compliance with the requirements of our other long-term debt.
We capitalized debt discount and issuance costs related to the Credit Facility and are amortizing the costs to interest expense using the effective interest rate method, through August 2018 for costs associated with the revolving credit line and through August 2019 for the remainder of the balance. As of September 30, 2015 and 2014, the ending unamortized deferred debt issuance costs were $1.8 million and $2.4 million, respectively.
Principal payments on the term loan of $472.5 million are due in quarterly installments of $1.2 million through August 2019, at which point the remaining balance becomes due. In addition, an annual excess cash flow sweep, as defined in the Credit Facility, is payable in the first quarter of each fiscal year, based on the excess cash flow generated in the previous fiscal year. We have not generated excess cash flows in any period and no additional payments are required. We will continue to evaluate the extent to which a payment is due in the first quarter of future fiscal years based on excess cash flow generation. At the current time, we are unable to predict the amount of the outstanding principal, if any, that may be required to be repaid in future fiscal years pursuant to the excess cash flow sweep provisions. Any term loan borrowings not paid through the baseline repayment, the excess cash flow sweep, or any other mandatory or optional payments that we may make, will be repaid upon maturity. If only the baseline repayments are made, the annual aggregate principal amount of the term loans repaid would be as follows (dollars in thousands):

Year Ending September 30,	Amount
2016	$4,834
2017	4,834
2018	4,834
2019	458,040
Total	$472,542

Our obligations under the Credit Facility are unconditionally guaranteed by, subject to certain exceptions, each of our existing and future direct and indirect wholly-owned domestic subsidiaries. The Credit Facility and the guarantees thereof are secured by first priority liens and security interests in the following: 100% of the capital stock of substantially all of our domestic subsidiaries and 65% of the outstanding voting equity interests and 100% of the non-voting equity interests of significant first-tier foreign subsidiaries, all our material tangible and intangible assets and those of the guarantors, and any present and future intercompany debt. The Credit Facility also contains provisions for mandatory prepayments of outstanding term loans upon receipt of the following, and subject to certain exceptions: 100% of net cash proceeds from asset sales, 100% of net cash proceeds from issuance

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

or incurrence of debt, and 100% of extraordinary receipts. We may voluntarily prepay borrowings under the Credit Facility without premium or penalty other than breakage costs, as defined with respect to LIBOR-based loans.

10.	Financial Instruments and Hedging Activities
Derivatives not Designated as Hedges
Forward Currency Contracts
We operate our business in countries throughout the world and transact business in various foreign currencies. Our foreign currency exposures typically arise from transactions denominated in currencies other than the functional currency of our operations. We have a program that primarily utilizes foreign currency forward contracts to offset the risks associated with the effect of certain foreign currency exposures. Our program is designed so that increases or decreases in our foreign currency exposures are offset by gains or losses on the foreign currency forward contracts in order to mitigate the risks and volatility associated with our foreign currency transactions. Generally, we enter into such contracts for less than 90 days and have no cash requirements until maturity. At September 30, 2015 and 2014, we had outstanding contracts with a total notional value of $138.5 million and $283.1 million, respectively.
We have not designated these forward contracts as hedging instruments pursuant to the authoritative guidance for derivatives and hedging, and accordingly, we record the fair value of these contracts at the end of each reporting period in our consolidated balance sheet, with the unrealized gains and losses recognized immediately in earnings as other expense, net in our consolidated statements of operations. The cash flows related to the settlement of these contracts are included in cash flows from investing activities within our consolidated statement of cash flows.

Security Price Guarantees
From time to time we enter into agreements that allow us to issue shares of our common stock as part or all of the consideration related to business acquisitions, partnering and technology acquisition activities. Some of these shares are issued subject to security price guarantees, which are accounted for as derivatives. We have determined that these instruments would not be considered equity instruments if they were freestanding. Certain of the security price guarantees require payment from either us to a third party, or from a third party to us, based upon the difference between the price of our common stock on the issue date and an average price of our common stock approximately six months following the issue date. We have also issued minimum price guarantees that may require payments from us to a third party based on the average share price of our common stock approximately six months following the issue date if our stock price falls below the minimum price guarantee. Changes in the fair value of these security price guarantees are reported in other expense, net in our consolidated statements of operations. We have no outstanding shares subject to security price guarantees at September 30, 2015. During the years ended September 30, 2015, 2014 and 2013, we paid cash totaling $0.3 million, $5.3 million and $3.8 million, respectively, upon the settlement of the agreements.
The following table provides a quantitative summary of the fair value of our derivative instruments as of September 30, 2015 and 2014 (dollars in thousands):

		Fair Value
Derivatives Not Designated as Hedges:	Balance Sheet Classification	September 30, 2015	September 30, 2014
Foreign currency contracts	Prepaid expenses and other current assets	$260	$—
Foreign currency contracts	Accrued expenses and other current liabilities	—	(272)
Security Price Guarantees	Accrued expenses and other current liabilities	—	(135)
Net asset (liability) value of non-hedged derivative instruments		$260	$(407)

The following tables summarize the activity of derivative instruments for the fiscal years 2015, 2014 and 2013 (dollars in thousands):

	Location of Gain (Loss) Recognized in Income	Amount of Gain (Loss) Recognized in Income
Derivatives Not Designated as Hedges:		2015	2014	2013
Foreign currency contracts	Other expense, net	$(16,275)	$(2,404)	$2,182
Security price guarantees	Other expense, net	$(204)	$(4,358)	$(6,603)

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Financial Instruments
Financial instruments including cash equivalents, accounts receivable and accounts payable are carried in the consolidated financial statements at amounts that approximate their fair value based on the short maturities of those instruments. Marketable securities and derivative instruments are carried at fair value.

11.	Fair Value Measures
Fair value is defined as the price that would be received for an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Valuation techniques must maximize the use of observable inputs and minimize the use of unobservable inputs. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, we consider the principal or most advantageous market in which we would transact and consider assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.
The following summarizes the three levels of inputs required to measure fair value, of which the first two are considered observable and the third is considered unobservable:

•	Level 1. Quoted prices for identical assets or liabilities in active markets which we can access.

•	Level 2. Observable inputs other than those described as Level 1.

•	Level 3. Unobservable inputs based on the best information available, including management’s estimates and assumptions.
Assets and liabilities measured at fair value on a recurring basis at September 30, 2015 and 2014 consisted of (dollars in thousands):

	September 30, 2015
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds(a)	$334,404	$—	$—	$334,404
US government agency securities(a)	1,000	—	—	1,000
Time deposits(b)	—	71,453	—	71,453
Commercial paper, $3,491 at cost(b)	—	3,493	—	3,493
Corporate notes and bonds, $44,581 at cost(b)	—	44,533	—	44,533
Foreign currency exchange contracts(b)	—	260	—	260
Total assets at fair value	$335,404	$119,739	$—	$455,143
Liabilities:
Contingent earn-out(d)	$—	$—	$(15,961)	$(15,961)
Total liabilities at fair value	$—	$—	$(15,961)	$(15,961)

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	September 30, 2014
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds(a)	$407,749	$—	$—	$407,749
US government agency securities(a)	1,000	—	—	1,000
Time Deposits(b)	—	46,604	—	46,604
Total assets at fair value	$408,749	$46,604	$—	$455,353
Liabilities:
Foreign currency exchange contracts(b)	$—	$(272)	$—	$(272)
Security price guarantees(c)	—	(135)	—	(135)
Contingent earn-out(d)	—	—	(6,864)	(6,864)
Total liabilities at fair value	$—	$(407)	$(6,864)	$(7,271)

(a)	Money market funds and U.S. government agency securities, included in cash and cash equivalents in the accompanying balance sheets, are valued at quoted market prices in active markets.

(b)
The fair values of our time deposits, commercial paper, corporate notes and bonds, and foreign currency exchange contracts are based on the most recent observable inputs for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or are directly or indirectly observable. Time deposits are generally for terms of one year or less. The commercial paper and corporate notes and bonds mature within three years and have a weighted average maturity of 1.36 years.

(c)
The fair values of the security price guarantees are determined using a modified Black-Scholes model, derived from observable inputs such as U.S. treasury interest rates, our common stock price, and the volatility of our common stock. The valuation model values both the put and call components of the guarantees simultaneously, with the net value of those components representing the fair value of each instrument.

(d)
The fair value of our contingent consideration arrangements are determined based on our evaluation as to the probability and amount of any earn-out that will be achieved based on expected future performance by the acquired entity.

The following table provides a summary of changes in fair value of our Level 3 financial instruments for the years ended September 30, 2015 and 2014 (dollars in thousands):

Amount
Balance as of September 30, 2013	$450
Earn-out liability established at time of acquisition	7,406
Settlements	(1,421)
Charges to acquisition-related costs, net	429
Balance as of September 30, 2014	$6,864
Earn-out liability established at time of acquisition	17,299
Settlements	(4,403)
Charges to acquisition-related costs, net	(3,799)
Balance as of September 30, 2015	$15,961
Our financial liabilities valued based upon Level 3 inputs are composed of contingent consideration arrangements relating to our acquisitions. We are contractually obligated to pay contingent consideration to the selling shareholders upon the achievement of specified objectives, including the achievement of future bookings and sales targets related to the products of the acquired entities and therefore are recorded as contingent consideration liabilities at the time of the acquisitions. We update our assumptions each reporting period based on new developments and record such amounts at fair value based on the revised assumptions until the consideration is paid upon the achievement of the specified objectives or eliminated upon failure to achieve the specified objectives.
Contingent acquisition payment liabilities are scheduled to be paid in periods through fiscal year 2016. As of September 30, 2015, we could be required to pay up to $34.7 million for contingent consideration arrangements if the specified objectives are achieved. We have determined the fair value of the liabilities for the contingent consideration based on a probability-weighted

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

discounted cash flow analysis. This fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement within the fair value hierarchy. The fair value of the contingent consideration liability associated with future payments was based on several factors, the most significant of which are the estimated cash flows projected from future product sales and the risk adjusted discount rate for the fair value measurement.

12.	Restructuring and Other Charges, Net
Restructuring and other charges, net include restructuring expenses together with other charges that are unusual in nature and are the result of unplanned events, and arise outside of the ordinary course of continuing operations. Restructuring expenses consist of employee severance costs and may also include charges for excess facility space and other contract termination costs. Other charges may include gains or losses on non-controlling strategic equity interests, litigation contingency reserves and gains or losses on the sale or disposition of certain non-strategic assets or product lines.

The components of restructuring and other charges, net are as follows:

	2015	2014	2013
Severance costs	$8,471	$13,318	$15,262
Costs of consolidating duplicate facilities	9,576	3,203	1,641
Total restructuring charges	18,047	16,521	16,903

Costs related to assumed lease obligations from acquisitions	—	—	(126)
Other costs	5,622	2,922	(392)
Total other charges (credits)	5,622	2,922	(518)
Total	$23,669	$19,443	$16,385

Fiscal Year 2015
For fiscal year 2015,we recorded restructuring charges of $18.0 million. The restructuring charges included $8.5 million for severance related to the reduction of approximately 200 employees as part of our initiatives to reduce costs and optimize processes as well as the reduction of approximately 60 employees that eliminated duplicative positions resulting from acquisitions in fiscal year 2014. The restructuring charges also included a $9.6 million charge for the closure of certain excess facility space, including facilities acquired from acquisitions. We expect that the remaining severance payments of $0.6 million will be substantially paid by the end of fiscal year 2016. We expect that the remaining payments of $6.2 million for the closure of excess facility space will be paid through fiscal year 2025, in accordance with the terms of the applicable leases.
In addition, during fiscal year 2015, we have recorded certain other charges that totaled $5.6 million for the impairment of certain long-lived assets as a result of our strategic realignment of our product portfolio and litigation contingency reserves.
Fiscal Year 2014
For fiscal year 2014, we recorded net restructuring charges of $16.5 million, which included a $13.3 million severance charge related to the reduction of headcount by approximately 250 employees across multiple functions including the impact of eliminating duplicative positions resulting from acquisitions, and $3.2 million primarily resulting from the restructuring of facilities that will no longer be utilized.
In addition, during fiscal year 2014, we have recorded certain other charges that totaled $2.9 million primarily for litigation contingency reserves.
Fiscal Year 2013
For fiscal year 2013, we recorded net restructuring charges of $16.9 million, which included a $15.3 million severance charge related to the reduction of headcount by approximately 300 employees across multiple functions. In addition to the restructuring charges, we recorded a net gain of $0.5 million primarily related to the sale of two immaterial product lines.

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth accrual activity relating to restructuring reserves for fiscal years 2015, 2014 and 2013 (dollars in thousands):

	Personnel	Facilities	Total
Balance at September 30, 2012	$1,708	$32	$1,740
Restructuring charges, net	15,262	1,641	16,903
Non-cash adjustment	(452)	—	(452)
Cash payments	(12,288)	(482)	(12,770)
Balance at September 30, 2013	4,230	1,191	5,421
Restructuring charges, net	13,318	3,203	16,521
Non-cash adjustment	12	793	805
Cash payments	(14,302)	(3,719)	(18,021)
Balance at September 30, 2014	3,258	1,468	4,726
Restructuring charges, net	8,471	9,576	18,047
Non-cash adjustment	—	(2,538)	(2,538)
Cash payments	(11,094)	(2,284)	(13,378)
Balance at September 30, 2015	$635	$6,222	$6,857

Restructuring and other charges, net by segment are as follows (dollars in thousands):

	Personnel	Facilities	Total Restructuring	Other Charges	Total
Fiscal Year 2013
Healthcare	$1,742	$757	$2,499	$304	$2,803
Mobile	4,124	736	4,860	—	4,860
Enterprise	3,942	—	3,942	—	3,942
Imaging	1,370	55	1,425	—	1,425
Corporate	4,084	93	4,177	(822)	3,355
Total fiscal year 2013	$15,262	$1,641	$16,903	$(518)	$16,385

Fiscal Year 2014
Healthcare	$2,357	$11	$2,368	$(78)	$2,290
Mobile	1,447	622	2,069	—	2,069
Enterprise	5,557	—	5,557	—	5,557
Imaging	2,733	107	2,840	—	2,840
Corporate	1,224	2,463	3,687	3,000	6,687
Total fiscal year 2014	$13,318	$3,203	$16,521	$2,922	$19,443

Fiscal Year 2015
Healthcare	$452	$636	$1,088	$—	$1,088
Mobile	2,960	2,863	5,823	3,322	9,145
Enterprise	1,144	95	1,239	—	1,239
Imaging	2,047	1,814	3,861	—	3,861
Corporate	1,868	4,168	6,036	2,300	8,336
Total fiscal year 2015	$8,471	$9,576	$18,047	$5,622	$23,669

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Supplemental Cash Flow Information
Cash paid for Interest and Income Taxes:

	Year Ended September 30,
	2015	2014	2013
	(Dollars in thousands)
Interest paid	$92,375	$96,743	$95,727
Income taxes paid	$15,454	$15,591	$18,329
Non Cash Investing and Financing Activities:
From time to time, we issue shares of our common stock in connection with our business and asset acquisitions, including shares initially held in escrow. In addition, in connection with certain collaboration agreements we have issued shares of our common stock to our partners in satisfaction of our payment obligations under the terms of the agreements, which is discussed in Notes 2 and 10.

14.	Stockholders' Equity
Stock Repurchases
On April 29, 2013, our Board of Directors approved a share repurchase program for up to $500.0 million of our outstanding shares of common stock. On April 29, 2015, our Board of Directors approved an additional $500.0 million under our share repurchase program. We repurchased 19.8 million shares, 1.6 million shares and 9.8 million shares for $299.2 million, $26.4 million and $184.4 million during the fiscal years ended September 30, 2015, 2014, and 2013, respectively, under the program. These shares were retired upon repurchase. Since the commencement of the program, we have repurchased 31.2 million shares for $510.0 million. Approximately $490.0 million remained available for stock repurchases as of September 30, 2015 pursuant to our stock repurchase program. Under the terms of the share repurchase program, we expect to continue to repurchase shares from time to time through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated stock repurchase transactions, or any combination of such methods. The timing and the amount of any purchases will be determined by management based on an evaluation of market conditions, capital allocation alternatives, and other factors. The share repurchase program does not require us to acquire any specific number of shares and may be modified, suspended, extended or terminated by us at any time without prior notice.
Stockholders' Rights Plan
On August 19, 2013, the Board of Directors adopted a stockholders' rights plan. Under this plan, the Board of Directors declared a distribution of one right per share of common stock. The rights will become exercisable only following the acquisition by a person or group, without the prior consent of the Board of Directors, of 20% or more of our common stock, or following the announcement of a tender offer or exchange offer to acquire an interest of 20% or more. On August 19, 2015 the plan expired without further action.

Stock Issuances
During the year ended September 30, 2015, we issued 288,148 shares of our common stock as a settlement for a contingent earn-out obligation, which is discussed in Notes 2 and 10. During the years ended September 30, 2014 and 2013, we issued 234,375 and 1,145,783 shares, respectively, of our common stock as consideration under our collaboration agreements. During the year ended September 30, 2013, we also issued 234,009 shares of our common stock to the Nuance Foundation, an unconsolidated related-party established to provide grants to educational institutions and other non-profit organizations to advance charitable, scientific, literary and educational purposes.
Preferred Stock
We are authorized to issue up to 40,000,000 shares of preferred stock, par value $0.001 per share. The undesignated shares of preferred stock will have rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors upon issuance of the preferred stock.

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Series A Preferred Stock
On August 20, 2013, we eliminated the previous designation of 100,000 shares of the existing Series A Participating Preferred Stock, par value $0.001. No shares of the existing Series A Preferred stock were ever issued or outstanding. On August 20, 2013, we filed a Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock (the "Series A Preferred Stock") with the Secretary of State of Delaware to designate 1,000,000 shares, par value $0.001. The Series A Preferred Stock is entitled to receive dividends equal to the greater of $1.00 and 1,000 times the aggregate per share amount of all dividends declared on our Common Stock. Holders of each share of the Series A Preferred Stock are entitled to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation, and shall vote as one class. The Series A Preferred Stock is not redeemable, and has the right to certain liquidation preferences over our Common Stock. The Series A Preferred Stock ranks junior to all other series of the Preferred Stock as to the payment of dividends and the distribution of assets.

Series B Preferred Stock
We have designated 15,000,000 shares as Series B Preferred Stock, par value $0.001 per share. The Series B Preferred Stock is convertible into shares of common stock on a one-for-one basis and has a liquidation preference of $1.30 per share plus all declared but unpaid dividends. The holders of Series B Preferred Stock are entitled to non-cumulative dividends at the rate of $0.05 per annum per share, payable when, and if, declared by the Board of Directors. To date, no dividends have been declared by the Board of Directors. Holders of Series B Preferred Stock have no voting rights, except those rights provided under Delaware law. As of September 30, 2015, there are no outstanding shares of Series B Preferred Stock.

15.	Stock-Based Compensation
We recognize stock-based compensation expense over the requisite service period. Our share-based awards are accounted for as equity instruments. The amounts included in the consolidated statements of operations relating to stock-based compensation are as follows (dollars in thousands):

	2015	2014	2013
Cost of product and licensing	$516	$724	$769
Cost of professional services and hosting	30,968	32,063	17,924
Cost of maintenance and support	3,989	3,426	3,537
Research and development	39,038	44,139	32,085
Selling and marketing	50,310	53,448	57,958
General and administrative	51,955	59,164	47,052
Total	$176,776	$192,964	$159,325

Stock Options
We have share-based award plans under which employees, officers and directors may be granted stock options to purchase our common stock, generally at fair market value. Our plans do not allow for options to be granted at below fair market value, nor can they be re-priced at any time. Options granted under our plans become exercisable over various periods, typically 2 to 4 years and have a maximum term of 10 years. We have also assumed options and option plans in connection with certain of our acquisitions. These stock options are governed by the plans and agreements that they were originally issued under but are now exercisable for shares of our common stock.

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The table below summarizes activity relating to stock options for the years ended September 30, 2015, 2014 and 2013:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value(1)
Outstanding at September 30, 2012	6,139,280	$11.24
Granted	—	$—
Exercised	(1,884,330)	$7.23
Forfeited	(57,290)	$9.10
Expired	(13,502)	$12.58
Outstanding at September 30, 2013	4,184,158	$13.08
Granted	100,000	$15.19
Exercised	(444,594)	$9.41
Forfeited	(1,764)	$19.36
Expired	(114,458)	$16.62
Outstanding at September 30, 2014	3,723,342	$13.46
Granted	—	$—
Exercised	(765,408)	$11.09
Forfeited	(892)	$20.04
Expired	(33,053)	$19.34
Outstanding at September 30, 2015	2,923,989	$14.01	1.4 years	$7.1	million
Exercisable at September 30, 2015	2,923,298	$14.01	1.4 years	$7.1	million
Exercisable at September 30, 2014	3,715,258
Exercisable at September 30, 2013	4,158,145
_______________________________________

(1)
The aggregate intrinsic value on this table was calculated based on the positive difference, if any, between the closing market value of our common stock on September 30, 2015 ($16.37) and the exercise price of the underlying options.

As of September 30, 2015, there was no unamortized fair value of stock options. A summary of weighted-average grant-date (including assumed options) fair value and intrinsic value of stock options exercised is as follows:

	2015	2014	2013
Weighted-average grant-date fair value per share	N/A	$5.71	N/A
Total intrinsic value of stock options exercised (in millions)	$4.4	$3.3	$24.9

We use the Black-Scholes option pricing model to calculate the grant-date fair value of an award. The fair value of the assumed unvested stock options was calculated using a lattice model. There were no stock option grants in fiscal years 2015 and 2013. For fiscal year 2014, the fair value of the stock options granted and unvested options assumed from acquisitions were calculated using the following weighted-average assumptions:

	2015	2014	2013
Dividend yield	N/A	0.0%	N/A
Expected volatility	N/A	38.2%	N/A
Average risk-free interest rate	N/A	1.1%	N/A
Expected term (in years)	N/A	4.1	N/A

The dividend yield of zero is based on the fact that we have never paid cash dividends and have no present intention to pay cash dividends. Expected volatility is based on the historical volatility of our common stock over the period commensurate with the expected life of the options and the historical implied volatility from traded options with a term of 180 days or greater. The risk-free interest rate is derived from the average U.S. Treasury STRIPS rate during the period, which approximates the rate in

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

effect at the time of grant, commensurate with the expected life of the instrument. We estimate the expected term of options granted based on historical exercise behavior.
Restricted Awards
We are authorized to issue equity incentive awards in the form of Restricted Awards, including Restricted Units and Restricted Stock, which are individually discussed below. Unvested Restricted Awards may not be sold, transferred or assigned. The fair value of the Restricted Awards is measured based upon the market price of the underlying common stock as of the date of grant, reduced by the purchase price of $0.001 per share of the awards. The Restricted Awards generally are subject to vesting over a period of two to four years. We also issued certain Restricted Awards with vesting solely dependent on the achievement of specified performance targets. The fair value of the Restricted Awards is amortized to expense over the awards’ applicable requisite service periods using the straight-line method. In the event that the employees’ employment with us terminates, or in the case of awards with only performance goals, if those goals are not met, any unvested shares are forfeited and revert to us.
Restricted Units are not included in issued and outstanding common stock until the shares are vested and released. The table below summarizes activity relating to Restricted Units:

	Number of Shares Underlying Restricted Units — Contingent Awards	Number of Shares Underlying Restricted Units — Time-Based Awards
Outstanding at September 30, 2012	4,670,280	7,740,612
Granted	3,046,493	8,027,067
Earned/released	(1,682,164)	(5,886,568)
Forfeited	(447,428)	(785,687)
Outstanding at September 30, 2013	5,587,181	9,095,424
Granted	3,005,069	7,084,572
Earned/released	(790,189)	(6,404,777)
Forfeited	(2,075,676)	(1,426,112)
Outstanding at September 30, 2014	5,726,385	8,349,107
Granted	1,985,374	7,741,805
Earned/released	(2,000,408)	(8,123,159)
Forfeited	(1,011,141)	(959,914)
Outstanding at September 30, 2015	4,700,210	7,007,839
Weighted average remaining recognition period of outstanding Restricted Units	1.2 years	1.7 years
Unearned stock-based compensation expense of outstanding Restricted Units	$45.8 million	$78.4 million
Aggregate intrinsic value of outstanding Restricted Units(1)	$76.9 million	$114.8 million

(1)
The aggregate intrinsic value on this table was calculated based on the positive difference between the closing market value of our common stock on September 30, 2015 ($16.37) and the exercise price of the underlying Restricted Units.

A summary of weighted-average grant-date fair value, including those assumed in respective periods, and intrinsic value of all Restricted Units vested is as follows:

	2015	2014	2013
Weighted-average grant-date fair value per share	$15.47	$15.46	$21.51
Total intrinsic value of shares vested (in millions)	$154.2	$110.3	$158.6

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Restricted Stock is included in the issued and outstanding common stock in these financial statements at the date of grant. The table below summarizes activity relating to Restricted Stock:

	Number of Shares Underlying Restricted Stock	Weighted Average Grant Date Fair Value
Outstanding at September 30, 2012	750,000	$25.80
Granted	750,000	$22.32
Vested	(500,000)	$24.06
Outstanding at September 30, 2013	1,000,000	$24.06
Granted	250,000	$15.71
Vested	(500,000)	$24.06
Outstanding at September 30, 2014	750,000	$21.28
Granted	—	$—
Vested	(500,000)	$24.06
Outstanding at September 30, 2015	250,000	$15.71
Weighted average remaining recognition period of outstanding Restricted Stock	0.1 years
Unearned stock-based compensation expense of outstanding Restricted Stock	$0.2 million
Aggregate intrinsic value of outstanding Restricted Stock(1)	$4.1 million

(1)
The aggregate intrinsic value on this table was calculated based on the positive difference between the closing market value of our common stock on September 30, 2015 ($16.37) and the exercise price of the underlying Restricted Units.

A summary of weighted-average grant-date fair value, including those assumed in respective periods, and the intrinsic value of all Restricted Stock vested is as follows:

	2015	2014	2013
Weighted-average grant-date fair value per share	$—	$15.71	$22.32
Total intrinsic value of shares vested (in millions)	$7.9	$7.8	$10.0
In order to satisfy our employees’ withholding tax liability as a result of the vesting of Restricted Awards, we have historically repurchased shares upon the employees’ vesting. In fiscal year 2015, we withheld payroll taxes totaling $59.9 million relating to 3.9 million shares of common stock that were repurchased or canceled. Based on our estimate of the Restricted Awards that will vest or be released in fiscal year 2016, and further assuming that one-third of these Restricted Awards would be repurchased or canceled to satisfy the employee’s withholding tax liability (such amount approximating the tax rate of our employees), we would have an obligation to pay cash relating to approximately 2.1 million shares during fiscal year 2016.

1995 Employee Stock Purchase Plan
Our 1995 Employee Stock Purchase Plan (“the Plan”), as amended and restated on January 27, 2015, authorizes the issuance of a maximum of 20,000,000 shares of common stock in semi-annual offerings to employees at a price equal to the lower of 85% of the closing price on the applicable offering commencement date or 85% of the closing price on the applicable offering termination date. Stock-based compensation expense for the employee stock purchase plan is recognized for the fair value benefit accorded to participating employees. At September 30, 2015, we have reserved 8,953,554 shares for future issuance. A summary of the weighted-average grant-date fair value, shares issued and total stock-based compensation expense recognized related to the Plan are as follows:

	2015	2014	2013
Weighted-average grant-date fair value per share	$3.61	$3.98	$4.79
Total shares issued (in millions)	1.4	1.4	1.0
Total stock-based compensation expense (in millions)	$4.7	$5.6	$5.1

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of the purchase rights granted under this plan was estimated on the date of grant using the Black-Scholes option-pricing model that uses the following weighted-average assumptions, which were derived in a manner similar to those discussed above relative to stock options:

	2015	2014	2013
Dividend yield	0.0%	0.0%	0.0%
Expected volatility	27.9%	35.9%	36.9%
Average risk-free interest rate	0.1%	0.1%	0.1%
Expected term (in years)	0.5	0.5	0.5

16.	Commitments and Contingencies
Operating Leases
We have various operating leases for office space around the world. In connection with many of our acquisitions, we assumed facility lease obligations. Among these assumed obligations are lease payments related to office locations that were vacated by certain of the acquired companies prior to the acquisition date. Additionally, certain of our lease obligations have been included in various restructuring charges (Note 12).
The following table outlines our gross future minimum payments under all non-cancelable operating leases as of September 30, 2015 (dollars in thousands):

Year Ending September 30,	Operating Leases	Operating leases under restructuring	Total
2016	$36,744	$5,733	$42,477
2017	32,283	4,378	36,661
2018	24,724	4,405	29,129
2019	16,669	4,448	21,117
2020	14,864	4,490	19,354
Thereafter	97,537	24,127	121,664
Total	$222,821	$47,581	$270,402

At September 30, 2015, we have subleased certain office space that is included in the above table to third parties. Total sublease income under contractual terms for restructured facilities is $53.4 million, and ranges from approximately $4.7 million to $6.0 million on an annual basis through August 2025. Sublease income related to other operating facilities is minimal.

Total rent expense, including rent expense for our data centers, was approximately $47.2 million, $48.1 million and $39.9 million for the years ended September 30, 2015, 2014 and 2013, respectively.

Litigation and Other Claims
Similar to many companies in the software industry, we are involved in a variety of claims, demands, suits, investigations and proceedings that arise from time to time relating to matters incidental to the ordinary course of our business, including actions with respect to contracts, intellectual property, employment, benefits and securities matters. We have estimated the amount of probable losses that may result from all currently pending matters, and such amounts are reflected in our consolidated financial statements. These recorded amounts are not material to our consolidated financial position nor results of operations and no additional material losses related to these pending matters are reasonably possible. While it is not possible to predict the outcome of these matters with certainty, we do not expect the results of any of these actions to have a material adverse effect on our results of operations or financial position. However, each of these matters is subject to uncertainties, the actual losses may prove to be larger or smaller than the accruals reflected in our consolidated financial statements, and we could incur judgments or enter into settlements of claims that could adversely affect our financial position, results of operations or cash flows.

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Guarantees and Other
We include indemnification provisions in the contracts we enter into with customers and business partners. Generally, these provisions require us to defend claims arising out of our products’ infringement of third-party intellectual property rights, breach of contractual obligations and/or unlawful or otherwise culpable conduct. The indemnity obligations generally cover damages, costs and attorneys’ fees arising out of such claims. In most, but not all cases, our total liability under such provisions is limited to either the value of the contract or a specified, agreed upon amount. In some cases our total liability under such provisions is unlimited. In many, but not all cases, the term of the indemnity provision is perpetual. While the maximum potential amount of future payments we could be required to make under all the indemnification provisions is unlimited, we believe the estimated fair value of these provisions is minimal due to the low frequency with which these provisions have been triggered.

We indemnify our directors and officers to the fullest extent permitted by Delaware law, which provides among other things, indemnification to directors and officers for expenses, judgments, fines, penalties and settlement amounts incurred by such persons in their capacity as a director or officer of the company, regardless of whether the individual is serving in any such capacity at the time the liability or expense is incurred. Additionally, in connection with certain acquisitions we have agreed to indemnify the former officers and members of the boards of directors of those companies, on similar terms as described above, for a period of six years from the acquisition date. In certain cases we purchase director and officer insurance policies related to these obligations, which fully cover the six year period. To the extent that we do not purchase a director and officer insurance policy for the full period of any contractual indemnification, and such directors and officers do not have coverage under separate insurance policies, we would be required to pay for costs incurred, if any, as described above.

17.	Pension and Other Post-Retirement Benefits

Defined Contribution Plans
We have established a retirement savings plan under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan covers substantially all of our U.S. employees who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pre-tax basis. Effective July 1, 2003, a company match of employee’s contributions was established. We match 50% of employee contributions up to 4% of eligible salary. Employer's contributions vest one-third annually over a three-year period. Our contributions to the 401(k) Plan totaled $7.0 million, $7.0 million and $6.1 million for fiscal years 2015, 2014 and 2013, respectively. We make contributions to various other plans in certain of our foreign operations; total contributions to these plans are not material.

Defined Benefit Pension Plans
We sponsor certain defined benefit pension plans that are offered primarily by our foreign subsidiaries. Many of these plans were assumed through our acquisitions or are required by local regulatory requirements. We may deposit funds for these plans with insurance companies, third party trustees, or into government-managed accounts consistent with local regulatory requirements, as applicable. Our total defined benefit plan pension expenses were $0.3 million, $0.2 million and $1.3 million for fiscal years 2015, 2014 and 2013, respectively. The aggregate projected benefit obligation and aggregate net liability of our defined benefit plans as of September 30, 2015 was $35.5 million and $7.3 million, respectively, and as of September 30, 2014 was $34.9 million and $5.0 million, respectively. In fiscal year 2013, we settled the obligations under our Canadian defined benefit pension plan through a purchase of annuities. The loss on settlement was 1.5 million, and is included in restructuring and other, net, in fiscal year 2013.

18.	Income Taxes
The components of loss before income taxes are as follows (dollars in thousands):

	Year Ended September 30,
	2015	2014	2013
Domestic	$(196,925)	$(224,968)	$(208,592)
Foreign	116,453	69,948	111,912
Loss before income taxes	$(80,472)	$(155,020)	$(96,680)

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of the provision (benefit) for income taxes are as follows (dollars in thousands):

	Year Ended September 30,
	2015	2014	2013
Current:
Federal	$82	$(301)	$—
State	982	729	1,293
Foreign	16,784	17,067	19,737
	17,848	17,495	21,030
Deferred:
Federal	15,694	(16,147)	2,759
State	3,278	(720)	176
Foreign	(2,282)	(5,305)	(5,407)
	16,690	(22,172)	(2,472)
Provision (benefit) for income taxes	$34,538	$(4,677)	$18,558
Effective income tax rate	(42.9)%	3.0%	(19.2)%
The provision (benefit) for income taxes differed from the amount computed by applying the federal statutory rate to our loss before income taxes as follows (dollars in thousands):

	2015	2014	2013
Federal tax benefit at statutory rate	$(28,165)	$(54,129)	$(33,838)
State tax provision (benefit), net of federal benefit	3,278	416	(3,900)
Foreign tax rate and other foreign related tax items	(30,765)	(14,811)	1,086
Stock-based compensation	10,734	11,254	8,816
Non-deductible expenditures	(162)	1,630	1,723
Change in U.S. and foreign valuation allowance	71,238	46,273	35,958
Executive compensation	3,873	1,886	3,517
Other	4,507	2,804	5,196
Provision (benefit) for income taxes	$34,538	$(4,677)	$18,558
The effective income tax rate is based upon the income for the year, the composition of the income in different countries, changes relating to valuation allowances for certain countries if and as necessary, and adjustments, if any, for the potential tax consequences, benefits or resolutions of audits or other tax contingencies. Our aggregate income tax rate in foreign jurisdictions is lower than our income tax rate in the United States; the majority of our income before provision for income taxes from foreign operations has been earned by subsidiaries in Ireland. Our effective tax rate may be adversely affected by earnings being lower than anticipated in countries where we have lower statutory tax rates and higher than anticipated in countries where we have higher statutory tax rates.
The effective income tax rate in fiscal year 2015 differs from the U.S. federal statutory rate of 35% primarily due to current period losses in the United States that require an additional valuation allowance that provide no benefit to the provision and an increase to indefinite lived deferred tax liabilities, partially offset by our earnings in foreign operations that are subject to a significantly lower tax rate than the U.S. statutory tax rate, driven primarily by our subsidiaries in Ireland.
The effective income tax rate in fiscal 2014 differs from the U.S. federal statutory rate of 35% primarily due to a $31.2 million release of domestic valuation allowance as a result of tax benefits recorded in connection with our acquisitions during the period for which a deferred tax liability was established in purchase accounting. In addition, the effective income tax rate in fiscal 2014 was impacted by our foreign operations which are subject to a significantly lower tax rate than the U.S. statutory tax rate, driven primarily by our subsidiaries in Ireland.
Included in the fiscal year 2013 provision for income taxes is the establishment of a valuation allowance against our net domestic deferred tax assets. During the third quarter of fiscal year 2013, we determined that we had new negative evidence related to our domestic deferred tax asset recoverability assessment. This new evidence, resulting from two consecutive quarterly reductions

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

in our earnings forecast during fiscal year 2013, primarily due to the continuing shift toward on-demand and ratable product offerings and revenue streams, led us to establish a valuation allowance against our net domestic deferred tax asset. This valuation allowance was offset by the tax benefits from our current year domestic losses and credits. We also recorded a $10.4 million tax provision representing the establishment of the valuation allowance related to our net domestic deferred tax assets at the beginning of the year.
The effective income tax rate in fiscal year 2013 was also impacted by our foreign operations which are subject to a significantly lower tax rate than the U.S. statutory tax rate. This rate differential is driven by our subsidiaries in Ireland. This lower foreign tax rate differential was offset by the impact of the transfer of intangible property between certain of our foreign subsidiaries with significantly different local statutory tax rates. Although the transfer of intangible property between consolidated entities did not result in any gain in the consolidated results of operations, we generated a taxable gain in certain jurisdictions. The future tax deductions associated with the amortization of the transferred intangibles will be generated in a jurisdiction that will not generate an offsetting tax benefit in future periods. The impact of these additional foreign taxes totaled $27.1 million, and is included in the reported foreign tax rate and other foreign related tax items in our effective tax rate reconciliation table above. Excluding the effect of the transfer of intangible property between consolidated entities, the foreign tax rate and other foreign related tax items in the above effective tax rate reconciliation would have been a benefit of $26.0 million.
As of September 30, 2015, the cumulative amount of undistributed earnings of our foreign subsidiaries amounted to $496.9 million. We have not provided taxes on the undistributed earnings of our foreign subsidiaries that we consider indefinitely reinvested. Our indefinite reinvestment determination is based on the future operational and capital requirements of our domestic and foreign operations. We expect the cash held by our foreign subsidiaries of $164.2 million will continue to be used for our foreign operations and therefore do not anticipate repatriating these funds. As of September 30, 2015, it is not practical to calculate the unrecognized deferred tax liability on these earnings due to the complexities of the utilization of foreign tax credits and other tax assets.
Deferred tax assets (liabilities) consist of the following at September 30, 2015 and 2014 (dollars in thousands):

	2015	2014
Deferred tax assets:
Net operating loss carryforwards	$279,624	$287,228
Federal and state credit carryforwards	34,942	31,614
Accrued expenses and other reserves	50,202	51,949
Difference in timing of revenue related items	33,489	—
Deferred compensation	38,832	45,284
Capitalized research and development costs	3,529	3,415
Other	13,582	7,341
Total deferred tax assets	454,200	426,831
Valuation allowance for deferred tax assets	(241,782)	(192,929)
Net deferred tax assets	212,418	233,902
Deferred tax liabilities:
Difference in timing of revenue related items	—	(130)
Depreciation	(31,621)	(22,528)
Convertible debt	(39,935)	(35,729)
Acquired intangibles	(228,799)	(256,227)
Net deferred tax liabilities	$(87,937)	$(80,712)
Reported as:
Other assets	$16,845	$12,415
Long-term deferred tax liabilities	(104,782)	(93,127)
Net deferred tax liabilities	$(87,937)	$(80,712)

Effective October 1, 2015, we early adopted, and retroactively implemented Accounting Standards Update ("ASU") No. 2015-17, "Balance Sheet Classification of Deferred Taxes." Under this new guidance, we are required to present deferred tax assets

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and deferred tax liabilities, and any related valuation allowances, as noncurrent on our consolidated balance sheet. The requirements of this guidance have been applied retrospectively to all periods presented.
Deferred tax assets are reduced by a valuation allowance if, based on the weight of available positive and negative evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. During fiscal year 2015, the valuation allowance for net deferred tax assets increased by $48.9 million. This increase mainly relates to the establishment of valuation allowance against our net domestic deferred tax assets in connection with net operating losses generated in fiscal year 2015. As of September 30, 2015, we have $192.5 million and $49.3 million in valuation allowance against our net domestic and foreign deferred tax assets, respectively. As of September 30, 2014, we had $140.1 million and $52.8 million in valuation allowance against our net domestic and foreign deferred tax assets, respectively.
The majority of deferred tax assets relate to net operating losses, the use of which may not be available as a result of limitations on the use of acquired losses. With respect to these operating losses, there is no assurance that they will be used given the current assessment of the limitations on their use or our current projection of future taxable income in the entities for which these losses relate. Based on our analysis, we have concluded that it is not more likely than not that the majority of our deferred tax assets can be realized and therefore a valuation allowance has been assigned to these deferred tax assets. If we are subsequently able to utilize all or a portion of the deferred tax assets for which a valuation allowance has been established, then we may be required to recognize these deferred tax assets through the reduction of the valuation allowance which could result in a material benefit to our results of operations in the period in which the benefit is determined.

At September 30, 2015 and 2014, we had U.S. federal net operating loss carryforwards of $872.1 million and $843.5 million, respectively, of which $186.4 million at both September 30, 2015 and September 30, 2014, relate to tax deductions from stock-based compensation which will be recorded as additional paid-in-capital when realized. At September 30, 2015 and 2014, we had state net operating loss carryforwards of $303.4 million and $345.7 million, respectively. The net operating loss and credit carryforwards are subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state tax provisions. At September 30, 2015 and 2014, we had foreign net operating loss carryforwards of $222.6 million and $251.1 million, respectively. These carryforwards will expire at various dates beginning in 2016 and extending through 2036, if not utilized.

At September 30, 2015 and 2014, we had federal research and development carryforwards of $34.5 million and $34.2 million, respectively. At September 30, 2015 and 2014, we had state research and development credit carryforwards of $6.2 million and $0.7 million, respectively.
Uncertain Tax Positions
We establish reserves for tax uncertainties that reflect the use of the comprehensive model for the recognition and measurement of uncertain tax positions. Under the comprehensive model, reserves are established when we have determined that it is more likely than not that a tax position will or will not be sustained and at the greatest amount for which the result is more likely than not.
The aggregate changes in the balance of our gross unrecognized tax benefits were as follows (dollars in thousands):

	September 30,
	2015	2014
Balance at beginning of year	$21,234	$19,617
Increases for tax positions taken during current period	2,935	1,137
Increases for interest and penalty charges	574	913
Decreases for tax settlements and lapse in statutes	(2,559)	(433)
Balance at end of year	$22,184	$21,234
As of September 30, 2015, $22.2 million of the unrecognized tax benefits, if recognized, would impact our effective tax rate. We do not expect a significant change in the amount of unrecognized tax benefits within the next 12 months. We recognized interest and penalties related to uncertain tax positions in our provision for income taxes and had accrued $6.1 million of such interest and penalties as of September 30, 2015.

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We are subject to U.S. federal income tax, various state and local taxes, and international income taxes in numerous jurisdictions. The federal, state and foreign tax returns are generally subject to tax examinations for various tax years through 2015.

19.	Segment and Geographic Information and Significant Customers
We operate in, and report financial information for, the following four reportable segments: Healthcare, Mobile, Enterprise, and Imaging. Segment profit is an important measure used for evaluating performance and for decision-making purposes and reflects the direct controllable costs of each segment together with an allocation of sales and corporate marketing expenses, and certain research and development project costs that benefit multiple product offerings. Segment profit represents income (loss) from operations excluding stock-based compensation, amortization of intangible assets, acquisition-related costs, net, restructuring and other charges, net, costs associated with intellectual property collaboration agreements, other expense, net and certain unallocated corporate expenses. We believe that these adjustments allow for more complete comparisons to the financial results of the historical operations.
The Healthcare segment is primarily engaged in clinical speech and clinical language understanding solutions that improve the clinical documentation process - from capturing the complete patient record to improving clinical documentation and quality measures for reimbursement. The Mobile segment is primarily engaged in providing a broad portfolio of specialized virtual assistants and connected services built on voice recognition, text-to-speech, natural language understanding, dialog, and text input technologies. Our Enterprise segment is primarily engaged in using speech, natural language understanding, and artificial intelligence to provide automated customer solutions and services for voice, mobile, web and messaging channels. The Imaging segment is primarily engaged in software solutions and expertise that help professionals and organizations to gain optimal control of their document and information processes through scanning and print management.

In October 2015, we reorganized the organizational management and oversight of our DNS business, which was previously reported within our Mobile segment and has now been moved into our Healthcare segment. In addition, we renamed our Mobile and Consumer segment to Mobile segment. In October 2014, we realigned our product portfolio which resulted in a change in the composition of our Mobile and Enterprise reporting units. Accordingly, the segment results in prior periods have been reclassified to conform to the current period segment reporting presentation.

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We do not track our assets by operating segment. Consequently, it is not practical to show assets by operating segment nor depreciation by operating segment. The following table presents segment results along with a reconciliation of segment profit to loss before income taxes (dollars in thousands):

	Year Ended September 30,
	2015	2014	2013
Segment revenues(a):
Healthcare	$1,000,773	$1,020,364	$1,000,513
Mobile	391,228	363,300	372,609
Enterprise	349,347	367,149	341,136
Imaging	237,721	236,272	243,372
Total segment revenues	1,979,069	1,987,085	1,957,630
Acquisition related revenue adjustments	(47,933)	(63,634)	(102,351)
Total consolidated revenue	1,931,136	1,923,451	1,855,279
Segment profit:
Healthcare	343,031	346,061	363,467
Mobile	105,744	69,856	120,371
Enterprise	92,403	88,135	90,254
Imaging	89,286	89,052	98,187
Total segment profit	630,464	593,104	672,279
Corporate expenses and other, net	(136,792)	(128,563)	(135,300)
Acquisition-related revenues and costs of revenue adjustment	(45,163)	(59,479)	(93,679)
Non-cash stock-based compensation	(176,776)	(192,964)	(159,325)
Amortization of intangible assets	(168,276)	(170,052)	(168,841)
Acquisition-related costs, net	(14,379)	(24,218)	(29,685)
Restructuring and other charges, net	(23,669)	(19,443)	(16,385)
Costs associated with IP collaboration agreements	(10,500)	(19,748)	(20,582)
Other expense, net	(135,381)	(133,657)	(145,162)
Loss before income taxes	$(80,472)	$(155,020)	$(96,680)

(a)
Segment revenues differ from reported revenues due to certain revenue adjustments related to acquisitions that would otherwise have been recognized but for the purchase accounting treatment of the business combinations. Segment revenues also include revenue that the business would have otherwise recognized had we not acquired intellectual property and other assets from the same customer. These revenues are included to allow for more complete comparisons to the financial results of historical operations and in evaluating management performance.

No country outside of the United States provided greater than 10% of our total revenue. Revenue, classified by the major geographic areas in which our customers are located, was as follows (dollars in thousands):

	2015	2014	2013
United States	$1,407,266	$1,408,227	$1,339,733
International	523,870	515,224	515,546
Total	$1,931,136	$1,923,451	$1,855,279

NUANCE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

No country outside of the United States held greater than 10% of our long-lived or total assets. Our long-lived assets, including intangible assets and goodwill, were located as follows (dollars in thousands):

	September 30, 2015	September 30, 2014
United States	$3,798,488	$3,900,052
International	742,923	755,732
Total	$4,541,411	$4,655,784

20.	Quarterly Data (Unaudited)
The following information has been derived from unaudited consolidated financial statements that, in the opinion of management, include all recurring adjustments necessary for a fair statement of such information (dollars in thousands, except per share amounts):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
2015
Total revenue	$474,019	$475,059	$477,939	$504,119	$1,931,136
Gross profit	$263,634	$271,760	$273,248	$292,615	$1,101,257
Net loss	$(50,495)	$(14,098)	$(39,390)	$(11,027)	$(115,010)
Net loss per share:
Basic	$(0.16)	$(0.04)	$(0.13)	$(0.04)	$(0.36)
Diluted	$(0.16)	$(0.04)	$(0.13)	$(0.04)	$(0.36)
Weighted average common shares outstanding:
Basic	321,751	322,879	312,680	309,281	317,028
Diluted	321,751	322,879	312,680	309,281	317,028

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
2014
Total revenue	$469,980	$475,653	$475,504	$502,314	$1,923,451
Gross profit	$262,160	$265,289	$259,411	$292,251	$1,079,111
Net loss	$(55,413)	$(39,227)	$(54,247)	$(1,456)	$(150,343)
Net loss per share:
Basic	$(0.18)	$(0.12)	$(0.17)	$(0.00)	$(0.47)
Diluted	$(0.18)	$(0.12)	$(0.17)	$(0.00)	$(0.47)
Weighted average common shares outstanding:
Basic	314,818	316,593	317,610	318,725	316,936
Diluted	314,818	316,593	317,610	318,725	316,936